Exhibit 10.10
BRIDGE FACILITY CREDIT AGREEMENT
dated as of
February 28, 2006
among
THE TDL GROUP CORP.
as Borrower
and
TIM HORTONS INC. and certain of its Canadian Subsidiaries
as Guarantors
and
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH
as Lender
and
ROYAL BANK OF CANADA
as Lender

Page- i -

ARTICLE 1 DEFINITIONS	1
1.1 Defined Terms	1
1.2 Terms Generally	18
1.3 Accounting Terms; GAAP	19
1.4 Time	19
1.5 Permitted Liens	19
1.6 Limitation Regarding Subsidiaries	19
ARTICLE 2 THE CREDIT	19
2.1 Commitments	19
2.2 Loans and Borrowings	20
2.3 Requests for Borrowings	20
2.4 Funding of Borrowings	21
2.5 Interest and Acceptance Fees	21
2.6 Termination and Reduction of Commitments	23
2.7 Repayment of Loans	23
2.8 Evidence of Debt	23
2.9 Prepayments	23
2.10 Fees	24
2.11 Bankers’ Acceptances	24
2.12 Increased Costs; Illegality	27
2.13 Break Funding Payments	28
2.14 Taxes	29
2.15 Payments Generally; Pro Rata Treatment; Sharing of Set-offs	30
2.16 Currency Indemnity	31
2.17 Mitigation Obligations; Replacement of Lenders	31
ARTICLE 3 REPRESENTATIONS AND WARRANTIES	32
3.1 Organization; Powers	32
3.2 Authorization; Enforceability	32
3.3 Governmental Approvals; No Conflicts	32
3.4 Financial Condition; No Material Adverse Effect	33
3.5 Litigation and Contingent Obligations	33
- i -

Page- ii -

3.6 Compliance with Laws	34
3.7 ERISA	34
3.8 Taxes	34
3.9 Titles to Real Property	34
3.10 Titles to Personal Property	34
3.11 Canadian Pension Plans	34
3.12 Disclosure	35
3.13 Defaults	35
3.14 Investment Company Act	35
3.15 Subsidiaries	35
3.16 Insurance	35
3.17 Solvency	35
3.18 Public Utility Holding Company Act	36
3.19 Environmental Matters	36
3.20 Intellectual Property Rights	36
3.21 Regulation U	36
3.22 Plan Assets; Prohibited Transactions	36
ARTICLE 4 CONDITIONS	36
4.1 Effective Date	36
4.2 Other Conditions	39
ARTICLE 5 AFFIRMATIVE COVENANTS	40
5.1 Financial Statements and Other Information	40
5.2 Existence; Conduct of Business	42
5.3 Payment of Tax Obligations	42
5.4 Maintenance of Properties	42
5.5 Books and Records; Inspection Rights	42
5.6 Compliance with Laws	42
5.7 Use of Proceeds and Letters of Credit	42
5.8 Further Assurances	42
5.9 Insurance	43
5.10 Additional Subsidiary Guarantees	43
- ii -

Page- iii -

5.11 Financial Covenants	43
5.12 Ownership of Guarantors	44
ARTICLE 6 NEGATIVE COVENANTS	44
6.1 Indebtedness	44
6.2 Liens	45
6.3 Merger; Dissolution	48
6.4 Investments, Loans, Advances, Guarantees and Acquisitions	48
6.5 Sale of Assets	49
6.6 Restricted Payments	50
6.7 Transactions with Affiliates	51
6.8 Restrictive Agreements	51
6.9 Fiscal Periods	51
ARTICLE 7 EVENTS OF DEFAULT	51
7.1 Events of Default	51
ARTICLE 8 THE LENDERS	55
8.1 Agreement of Lenders	55
ARTICLE 9 MISCELLANEOUS	56
9.1 Notices	56
9.2 Waivers; Amendments	57
9.3 Expenses; Indemnity; Damage Waiver	57
9.4 Successors and Assigns	60
9.5 Survival	62
9.6 Counterparts; Integration; Effectiveness	62
9.7 Severability	62
9.8 Right of Set Off	62
9.9 Governing Law; Jurisdiction; Consent to Service of Process	63
9.10 WAIVER OF JURY TRIAL	63
9.11 Headings	64
9.12 Confidentiality	64
- iii -

Page- iv -
Exhibits:
Exhibit B — Form of Borrowing Request
Exhibit C — Form of Assignment and Assumption
Annex 1 — Standard Terms & Conditions
Exhibit D — Form of Compliance Certificate
Schedules:
Schedule A — Commitments
Schedule B — Disclosed Matters
Schedule C — Existing Permitted Liens
Schedule D — Guarantors
Schedule E — Excluded Swap Transactions
Schedule 3.3 — Exceptions to Representation 3.3 — Governmental Approvals; No Conflicts
Schedule 3.5 — Exceptions to Representation 3.5 — Litigation
Schedule 3.15 — Subsidiaries
Schedule 6.1 — Existing Indebtedness
Schedule 6.2 — Permitted Liens
Schedule 6.4 — Other Investments
- iv -

BRIDGE FACILITY CREDIT AGREEMENT
          THIS CREDIT AGREEMENT is dated as of February 28, 2006 and is entered into among THE TDL GROUP CORP., as Borrower, TIM HORTONS INC. and certain of its Subsidiaries as Guarantors, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Lender, and ROYAL BANK OF CANADA, as Lender.
RECITALS
A. The Lenders have agreed to provide the Credit to the Borrower.
B. THI and certain Canadian Subsidiaries of THI have agreed to guarantee the obligations of the Borrower in connection herewith.
NOW THEREFORE, for good and valuable consideration, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Acceptance Fee” means a fee payable by the Borrower to the Lenders in Canadian Dollars with respect to the acceptance of a B/A or the making of a B/A Equivalent Loan, calculated on the face amount of the B/A or the B/A Equivalent Loan at a rate per annum equal to the Applicable Margin from time to time in effect on the basis of the actual number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days, (it being agreed that the Applicable Margin in respect of a B/A Equivalent Loan is equivalent to the Applicable Margin otherwise applicable to the B/A Borrowing which has been replaced by the making of such B/A Equivalent Loan pursuant to Section 2.11 (h)).
     “Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which any Credit Party directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets or otherwise (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in an business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body, (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body, or (d) otherwise acquires Control of a Person engaged in a business.
     “Adjusted Consolidated Total Debt” means, without duplication, all Indebtedness of THI and its Subsidiaries, including current maturities of such Indebtedness, determined on a consolidated basis in accordance with GAAP, but excluding the Indebtedness under the Wendy’s Note.

     “Advertising Entity” means (i) Tims National Advertising Program, Inc. and Tim Hortons Advertising and Promotion Fund (Canada) Inc., or any successor thereto which performs substantially the same function, and (ii) any other Person acceptable to the Lenders which performs substantially the same function (and only that function) as the Persons listed in paragraph (i).
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such Person.
     “Agreement” means this credit agreement.
     “Applicable Margin” means, on any date during the period from the Closing Date until the date that is one day prior to the date that is six (6) months following the Closing Date, 0.75% per annum; and (ii) for the period commencing on the date that is six months following the Closing Date until all Loans and other amounts outstanding hereunder have been fully repaid, 1.00% per annum.
     “Applicable Percentage” means with respect to each Lender, the percentage of the total Commitment represented by such Lender’s Commitment. If any Commitment has terminated or expired, the Applicable Percentage in respect of the terminated or expired Commitment shall be determined based upon the amount of Loans outstanding, giving effect to any assignments.
     “Approved Fund” means (a) a CLO, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans or similar extensions of credit and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the other Lenders, in the form of Exhibit C or any other form approved by the Lenders.
     “Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law.
     “B/A Borrowing” means a Borrowing comprised of one or more Bankers’ Acceptances or, as applicable, B/A Equivalent Loans. For greater certainty, unless the context requires otherwise, all provisions of this Agreement which are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Loans.
     “B/A Equivalent Loan” has the meaning set out in Section 2.11(h).

     “B/A Exposure” means, at any time, the sum of the aggregate outstanding amounts of all outstanding B/As. The B/A Exposure of any Lender at any time shall be its Applicable Percentage of the total B/A Exposure under the Credit at such time.
     “Bankers’ Acceptance” and “B/A” mean an instrument denominated in Canadian Dollars, drawn by the Borrower and accepted by a Lender in accordance with this Agreement, and includes a “depository note” within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada).
     “Benefit Plans” means any benefit plan, other than a Pension Plan, in respect of which any Credit Party makes or has made payments in respect of, on behalf of, or for the benefit of its employees.
     “BIA” means the Bankruptcy and Insolvency Act (Canada).
     “Borrower” means The TDL Group Corp., a Nova Scotia corporation.
     “Borrowing” means any availment of the Credit, and includes any Loan, and a rollover or conversion of any outstanding Loan.
     “Borrowing Request” means, in respect of the Credit, a request by the Borrower for a Borrowing pursuant to Section 2.3 substantially in the form of Exhibit B.
     “Business Day” means any day that is not (i) a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by applicable Law to remain closed.
     “Canadian Dollars” and “Cdn.$” refer to lawful money of Canada.
     “Canadian Prime Borrowing” means a Borrowing comprised of one or more Canadian Prime Loans.
     “Canadian Prime Loan” means a Loan denominated in Canadian Dollars which bears interest at a rate based upon the Canadian Prime Rate.
     “Canadian Prime Rate” means, on any day, the annual rate of interest (rounded upwards, if not in an increment of 1/16th of 1%, to the next 1/16 of 1%) equal to the greater of (i) the annual rate of interest announced by JPMorgan Chase Bank, N.A., Toronto Branch and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans in Canada, and (ii) the annual rate of interest equal to the sum of (A) the one-month CDOR Rate in effect on such day, plus (B) 0.75%.
     “Canadian Resident Lender” means, in respect of a particular Loan, (i) a Lender which holds such Loan and which is resident in Canada for the purposes of the Income Tax Act (Canada), and (ii) a Lender which is an “authorized foreign bank”, as defined in section 2 of the

Bank Act (Canada) and in section 248(1) of the Income Tax Act (Canada), and which holds the Loan as part of its “Canadian banking business”, as defined in subsection 248(1) of the Income Tax Act (Canada).
     “Canadian Subsidiary” means any subsidiary of the Borrower that is incorporated or organized in Canada.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “CDOR Rate” means, on any day and for any period, an annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m., on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then the CDOR Rate on such day shall be calculated as the average of the rates for such period applicable to Canadian Dollar bankers’ acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m., on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.
     “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert, other than Wendy’s, of Equity Securities representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of THI; (b) during any period of twelve (12) consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the board of directors of THI by Persons who were neither (i) nominated by the board of directors of THI nor (ii) appointed by directors so nominated; nor (iii) nominated or appointed by Wendy’s or any of its Affiliates; or (c) the acquisition of direct or indirect Control of THI by any Person or group of Persons acting jointly or otherwise in concert, other than Wendy’s, provided that (i) a reconfiguration of the board of directors of THI in connection with an IPO or in connection with any subsequent spin-off of the balance of the Equity Securities of THI shall not constitute a Change of Control, and (ii) the completion of any subsequent spin-off of the balance of the Equity Securities of THI held by Wendy’s shall not constitute a Change of Control.
     “Change in Law” means (i) the adoption of any new Law after the date of this Agreement, (ii) any change in any existing Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “CLO” means any Person (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing , holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
     “Closing Date” means the date on which this Agreement is executed and delivered by the parties hereto.
     “Code” means the Internal Revenue Code of 1986 (a federal statute of the United States of America), as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, hereunder. The initial amount of each Lender’s Commitment is set out in Schedule A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Commitments is Cdn.$200,000,000.
     “Commitment Letter” means that certain Bridge Credit Facilities commitment letter dated as of February 13, 2006 among the Borrower, THI, as a guarantor, JPMorgan Chase Bank, N.A. Toronto Branch, as Lender, and Royal Bank of Canada, as Lender, with respect to the Credit.
     “Consolidated EBITDA” means Consolidated Net Income for the previous four Fiscal Quarters: plus (to the extent deducted in calculating Consolidated Net Income) (i) provisions for federal, state, provincial and local income taxes accrued; (ii) Consolidated Interest Expense; (iii) depreciation and amortization; (iv) extraordinary or non-recurring non-cash losses incurred other than in the ordinary course of business; and minus (to the extent added in calculating Consolidated Net Income) (v) extraordinary or non-recurring non-cash gains realized other than in the normal course of business, all in accordance with GAAP on a consolidated basis.
     “Consolidated EBITDAR” means, for any period, Consolidated EBITDA plus Consolidated Rent Expense all as calculated for THI and its Subsidiaries in accordance with GAAP on a consolidated basis.
     “Consolidated Fixed Charges” means, with reference to any period, the sum of (i) Consolidated Interest Expense (which includes capitalized interest and the interest component of capitalized leases); plus (ii) Consolidated Rent Expense; plus (iii) cash dividends paid by THI during the period from the Closing Date until the date of an IPO; plus (iv) principal payments made under the Wendy’s Note after the date of the Initial Payment; less (v) the net proceeds received by THI after the Closing Date in connection with the completion of an IPO if (and to the extent that) the proceeds thereof are used to repay the Wendy’s Note; and less (vi) the net proceeds received by THI after the Closing Date in connection with any subsequent issuance of any other public equity or Permitted Subordinated Debt if (and to the extent that) the proceeds thereof are used to repay the Wendy’s Note.
     “Consolidated Interest Expense” means, with reference to any period, the interest expense (including capitalized interest and the interest component of Capital Lease Obligations) of THI and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.
     “Consolidated Net Income” means with reference to any period, the consolidated net income (or loss) of THI and its Subsidiaries for such period, as determined in accordance with GAAP.
     “Consolidated Rent Expense” means, with reference to any period, all payments under operating leases and synthetic leases of THI and its Subsidiaries to the extent deducted in computing Consolidated Net Income, all calculated on a consolidated basis for such period in accordance with GAAP.
     “Consolidated Tangible Net Worth” means, for THI and its Subsidiaries, the consolidated stockholders equity of THI, less all goodwill and all items which are defined as intangibles under GAAP; provided that prior to completion of an IPO, “Consolidated Tangible Net Worth” shall be increased by an amount equal to the unpaid principal balance of the Wendy’s Note.
     “Consolidated Total Debt” means, without duplication, all Indebtedness of THI and its Subsidiaries, including current maturities of such obligations, determined on a consolidated basis in accordance with GAAP (including, for greater certainty, the indebtedness under the Wendy’s Note).
     “Contract Period” means the term of a B/A Borrowing selected by the Borrower in accordance with Section 2.3 (a) (iv) commencing on the date of such B/A Borrowing and expiring on a Business Day which shall be either one month, two months, three months or, if available, as determined by the Lenders in good faith, six months thereafter (or such other terms as may be requested by the Borrower and approved unanimously by the Lenders); provided that (i) subject to subparagraph (ii) below, each such period which ends on a day that is not a Business Day shall automatically be extended until the next following Business Day, unless such extension results in the Contract Period expiring in a later month than the month in which it would otherwise expire, in which case such period shall be shortened so that it expires on the Business Day immediately preceding the day on which it would otherwise expire, and (ii) no Contract Period shall extend beyond the Maturity Date.
     “Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with THI or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Cover”, when required by this Agreement for Bankers’ Acceptances, shall be effected by paying to the applicable Lender in immediately available funds, to be held by the applicable Lender in a collateral account maintained by such Lender at its Payment Office and collaterally assigned as security, an amount equal to the face amount of all Bankers’ Acceptances outstanding at such time. Such amount shall be retained by the applicable Lender in such collateral account until such time as the applicable Bankers’ Acceptances shall have matured.
     “Credit Party” means the Borrower and each Guarantor. For greater certainty, “Credit Party” shall not include (i) any Immaterial Subsidiary which has not been designated as a Guarantor pursuant to Section 5.10; (ii) any Advertising Entity; or (iii) any FIN-46 Entity.
     “Credit” means the Cdn.$200,000,000 term credit established pursuant to the Commitments of the Lenders.
     “Currency Due” has the meaning specified in Section 2.16.
     “DBRS” shall mean Dominion Bond Rating Service Limited, or its successor.
     “Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule B.
     “Discount Proceeds” means, for any B/A (or, as applicable, any B/A Equivalent Loan), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on the applicable date of Borrowing by multiplying:
(i)	the face amount of the B/A (or, as applicable, the undiscounted amount of the B/A Equivalent Loan); by

(ii)	the quotient of one divided by the sum of one plus the product of:
(A)	the Discount Rate (expressed as a decimal) applicable to such B/A (or as applicable, such B/A Equivalent Loan), multiplied by

(B)	a fraction, the numerator of which is the Contract Period of the B/A (or, as applicable, the B/A Equivalent Loan) and the denominator of which is 365,

with such quotient being rounded up or down to the nearest fifth decimal place, and with .000005 being rounded up.
     “Discount Rate” means, with respect to either a B/A for a particular Contract Period being purchased by a Lender on any day or a B/A Equivalent Loan being made by a Lender on any day, (i) for any Lender which is a Schedule I chartered bank under the Bank Act (Canada), the CDOR Rate on such day for such Contract Period; and (ii) for any other Lender, the lesser of (a) the CDOR Rate on such day for such Contract Period, plus 0.10%, and (b) the percentage discount rate (which will be expressed in terms of the CDOR Rate or a spread over the CDOR Rate) quoted by such Lender as the percentage discount rate at which such Lender would, in accordance with its normal practices, at or about 10:00 a.m. on such date, be prepared to purchase bankers’ acceptances or make B/A Equivalent Loans having a face amount and term comparable to the face amount and term of such B/A or a B/A Equivalent Loan.
     “Effective Date” means the date on which all of the conditions specified in Section 4.1 are satisfied or waived in accordance with Section 9.2.
     “Environmental Laws” means all federal, provincial, local or foreign laws, rules, regulations, codes, ordinances, orders, decrees, judgements, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material, or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974 (a federal statute of the United States of America), as amended from time to time.
     “Event of Default” has the meaning set out in Section 7.1.

     “Excluded Taxes” means, with respect to any Lender, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its taxable income or net income or capital taxes (including the large corporations tax imposed under Part I.3 of the Income Tax Act) imposed on (or measured by) its taxable capital and any substantially similar taxes imposed, in each case by Canada, the United States or by any other jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located (b) any branch profits taxes imposed by the United States of America or any similar taxes imposed by any other jurisdiction in which the Borrower is located; (c) any taxes for which no payment is required from the Borrower pursuant to Section 9.4(f); and (d) any income or withholding taxes imposed on a Lender for its failure or inability (other than as a result of a Change of Law) to comply with Section 2.15(e) and (e) any income or withholding taxes imposed on payments to, or for the benefit of, any Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17) on the date such Lender becomes a party hereto (or designates a new lending office); provided, however, that clauses (d) and (e) shall not apply to (i) Taxes imposed on payments to a Lender for a portion of a Loan that such Lender acquired by assignment to the extent that, immediately prior to the assignment, the party that assigned such portion of the Loan was entitled to additional payments under Section 2.15(a) for such Taxes (or indemnity under Section 2.15(c) for such Taxes); (ii) Taxes imposed on payments to a Lender for any portion of a Loan that such Lender acquired by assignment after or during a continuation of a Default; or (iii) Taxes imposed on a Lender that designates a new lending office to the extent that, immediately prior to such designation, such Lender was entitled to additional payments under Section 2.15(a) with respect to such withholding Taxes (or indemnity under Section 2.15(c) for such income Taxes).
     “Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of the Loans advanced by such Lender, plus all unpaid accrued interest, fees and other amounts owing to such Lender at such time.
     “Fee Letter” means the letter dated on or about the date of the Commitment Letter among the Lenders, the Borrower and THI relating to the payment of certain fees.
     “FIN-46 Entity” means any franchisee of the Borrower or THI, any franchisee of any Subsidiary, and any other Person, in each case if such franchisee or other Person is required to be consolidated by THI in accordance with FIN-46 accounting principles under GAAP, but would not otherwise be consolidated by THI in accordance with GAAP.
     “Fiscal Quarter” means any fiscal quarter of THI, and “Fiscal Year” means any fiscal year of THI. The Fiscal Year of THI ends on the Sunday which is closest to December 31 in each year. The first Fiscal Quarter of THI ends on the date which is 13 weeks after the end of the most recently completed Fiscal Year; the second Fiscal Quarter of THI ends on the date which is 13 weeks after the end of the most recently completed first Fiscal Quarter; and the third Fiscal Quarter of THI ends on the date which is 13 weeks after the end of the most recently completed second Fiscal Quarter.

     “Foreign Lender” means any Lender that is not a Canadian Resident Lender.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
     “Governmental Authority” means the Government of Canada, the United States of America, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.
     “Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (in this definition, the “primary credit party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation, and “Guarantees” shall mean each Guarantee provided by a Guarantor under this Agreement.
     “Guarantor” means (a) each of the entities listed on Schedule D; (b) each future Material Subsidiary of THI or the Borrower required to provide a guarantee pursuant to Section 5.10; and (c) at any given time, each Immaterial Subsidiary of THI or the Borrower designated at such time by the Borrower to provide a Guarantee pursuant to Section 5.10, unless the Borrower shall have revoked the designation of such Person as a Guarantor in accordance with Section 5.10.
     “Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma, constituent or material which (a) is or becomes listed, regulated or addressed under any Environmental Laws, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Laws, including asbestos, petroleum and polychlorinated biphenyls, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

     “Immaterial Subsidiary” means any Subsidiary of THI which represents less than 5% of the consolidated gross revenues of THI, and which, together with all other Immaterial Subsidiaries, represents less than 10% of the consolidated gross revenues of THI, and which has not been designated as a Guarantor by the Borrower pursuant to Section 5.10, unless the Borrower shall have revoked the designation of such Person as a Guarantor in accordance with Section 5.10.
     “Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.
     “Indebtedness” means, with respect to any Person, without duplication: (a) its liabilities for borrowed money, including bankers’ acceptances, and its redemption obligations in respect of mandatorily redeemable preferred stock; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of capital leases; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) the net marked-to-market liability of such Persons under Swap Agreements, other than certain existing Swap Agreements listed in Schedule E; and (g) any Receivables Facility Attributed Indebtedness, and (h) any Guarantee by such Person with respect to liabilities of another Person of a type described in any of clauses (a) through (f) hereof.
     “Indemnified Taxes” means all Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 9.3(b).
     “Initial Payment” means the repayment of up to Cdn.$500,000,000 (or U.S.$ Equivalent thereof) of principal on the Wendy’s Note using, directly or indirectly, proceeds of the Loan, along with the proceeds of the term loan made under the Senior Facilities.
     “Interest Payment Date” means each Quarterly Date in each calendar year.
     “Investment” means, as applied to any Person (the “investor”), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, Equity Securities of any other Person, including any exchange of Equity Securities for Indebtedness, or any direct or indirect loan, advance (other than advances to employees for moving, travel, tax equalization for expatriate employees, and other similar type expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Indebtedness and accounts receivable owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor’s business, or any direct or indirect purchase or other acquisition of bonds, notes, debentures or other debt securities of, any other Person. The amount of any

Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than a Credit Party in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).
     “IPO” means an initial public offering of Equity Securities by THI.
     “Judgement Currency” has the meaning specified in Section 2.16.
     “Laws” means all federal, provincial, state, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority); and “Law” means any one or more of the foregoing.
     “Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender, or (ii)a CLO, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Lenders” means the Persons listed as lenders on Schedule A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
     “Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) any purchase option, call or similar right of a third party with respect to such assets, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement (other than customary netting arrangements pursuant to any Swap Agreement), and (e) any other arrangement having the effect of providing security.

     “Loan” means any loan made by the Lenders to the Borrower pursuant to this Agreement, and includes any B/A accepted (and any B/A Equivalent Loan purchased) by any Lender hereunder.
     “Loan Documents” means this Agreement, the Parent Guarantee, the Subsidiary Guarantee, the Wendy’s Subordination Agreement, the Borrowing Requests and the Fee Letter, together with any other document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any indebtedness or obligations of any Credit Party (as applicable) hereunder or thereunder) now or hereafter entered into in connection with this Agreement, as such documents, instruments or agreements may be amended, modified or supplemented from time to time.
     “Margin Stock” has the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and any successor to all or a portion thereof.
     “Material Adverse Change” means any event, development or circumstance that has had or could have a Material Adverse Effect.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition, financial or otherwise, of the Borrower, THI and their Subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Lenders thereunder (other than any termination thereof in accordance with its terms).
     “Material Indebtedness” means any Indebtedness (other than the Loans) of any one or more Credit Parties in an aggregate principal amount exceeding Cdn.$25,000,000 or the equivalent thereof in any other currency.
     “Material Subsidiary” means (a) a Subsidiary which is not an Immaterial Subsidiary, and (b) any Subsidiary not included in paragraph (a) of this definition which the Borrower designates, by written notice to the Lenders, to be a Material Subsidiary. The Borrower may revoke any Material Subsidiary designation made by the Borrower pursuant to paragraph (b) of this definition, by written notice to the Lenders, provided that no Default or Event of Default (i) has occurred and is continuing at the time of such revocation of such designation, other than a Default or Event of Default that would cease to exist as a result of such revocation, or (ii) would result from such revocation of such designation.
     “Maturity Date” means April 28, 2007.
     “Moody’s” means Moody’s Investors Service, Inc., or its successor.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which THI or any member of the Controlled Group is obligated to make contributions.

     “Operating Property” means any retail restaurant, warehouse, distribution center, office, land or other facility or real property owned or used by the Borrower, THI or any Subsidiary; provided that any parcel of land (including all facilities and improvements thereon) which is owned by the Borrower, THI or any Subsidiary and no part of which is used by the Borrower, THI or any Subsidiary and no part of which is under construction or development for use by the Borrower, THI or any Subsidiary shall not constitute Operating Property until such time as any such use, construction or development begins.
     “Participant” has the meaning set out in Section 9.4.
     “Parent Guarantee” means the guarantee by THI of the obligations of the Borrower under this Agreement and the other Loan Documents.
     “Payment Office” means, with respect to any Lender, such Lenders’ office located at the address and to the attention of the individual set out on Schedule A hereto (or such other office or individual as such Lender may hereafter designate in writing to the other parties hereto).
     “Pension Plan” means any pension plan in respect of which any Credit Party makes or has made contributions in respect of its employees.
     “Permitted Acquisition” has the meaning set forth in Section 6.4(i).
     “Permitted Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, the Government of Canada or any province or territory thereof, and treasury futures issued by the United States of America, the Government of Canada or any agency or instrumentality thereof, (ii) commercial paper rated A-1 or better by S&P, or P-1 or better by Moody’s, or R-1 low or better by DBRS, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of U.S.$100,000,000 (or the equivalent thereof in any other currency), (v) bankers acceptances, (vi) variable rate demand notes, (vii) repurchase agreements entered into with any bank meeting the qualifications specified in clause (iv) above which are secured by securities of the type described in clause (i) above, (viii) short-term municipal put option bonds, and (ix) money-market funds, provided that substantially all of the assets of such funds are comprised of securities otherwise described in this definition; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.
     “Permitted Liens” means Liens permitted under Section 6.2.
     “Permitted Receivables Financing” means any financing by any Credit Party of Receivables in any transaction or series of transactions that may be entered into by any Credit Party pursuant to which the applicable Credit Party sells, conveys or otherwise transfers to another Person (other than a Credit Party), any Receivables (whether now existing or hereafter acquired) or interests therein of the applicable Credit Party and any Related Property, provided that (i) the board of directors of THI shall have determined in good faith that such Permitted Receivables Financing is economically fair and reasonable to the Credit Parties, (ii) all sales of Receivables and Related Property to the Receivables purchaser are made at fair market value (as determined in good faith by the board of directors of THI); and (iii) such Permitted Receivables Financing does not provide for recourse by the purchaser or any other party against any Credit Party, other than customary indemnification obligations arising as a result of any misrepresentation relating to eligibility of Receivables sold, conveyed or otherwise transferred under such Permitted Receivables Financing.
     “Permitted Subordinated Debt” means any Indebtedness incurred by a Credit Party which is subordinated in right of payment to the prior indefeasible payment in cash of all amounts in respect of the Credit, matures on a date which is at least six months after the maturity date for the Credit and is otherwise incurred on terms and conditions satisfactory to the Lenders.
     “Person” includes any natural person, corporation, company, limited liability company, trust, joint venture, association, unincorporated organization, partnership, Governmental Authority or other entity.
     “PPSA” means the Personal Property Security Act (Ontario), as amended from time to time.
     “Purchase Money Lien” means a Lien taken or reserved in personal property to secure payment of all or part of its purchase price, provided that such Lien (i) secures an amount not exceeding the lesser of the purchase price of such personal property and the fair market value of such personal property at the time such Lien is taken or reserved, (ii) extends only to such personal property and its proceeds, and (iii) is granted prior to or within 30 days after the purchase of such personal property.
     “Quarterly Date” means the first Business Day of each of the months of January, April, July and October.
     “Receivable” means the indebtedness and payment obligations of any Person to any Credit Party or acquired by any Credit Party (including obligations constituting an account or general intangible or evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of indebtedness or security) arising from a sale of merchandise or the provision of services by such Credit Party or the Person from which such indebtedness and payment obligation were acquired by such Credit Party, including (a) any right to payment for goods sold or for services rendered and (b) the right to payment of any interest, sales taxes, finance charges, returned check or late charges and other obligations of such Person with respect thereto.
     “Receivable Facility Attributed Indebtedness” means the amount of obligations outstanding under any Permitted Receivables Financing on any date of determination that would be characterized as principal if such Permitted Receivables Financing were structured as a secured lending transaction rather than as a purchase, excluding any obligations outstanding that arise in connection with transfers of loan obligations owing to THI and its Subsidiaries by franchisees and other related assets that are treated as true sales of financial assets under FASB Statement No. 140, as in effect from time to time.
     “Registers” has the meaning set out in Section 9.4(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Related Property” shall mean, with respect to each Receivable, (a) all of the interest of the applicable Credit Party in the goods, if any, sold and delivered to an account debtor relating to the sale which gave rise to such Receivable, (b) all other security interests or Liens, and the interest of the applicable Credit Party in the property subject thereto, from time to time purporting to secure payment of such Receivable, together with all financing statements describing any collateral securing such Receivable, (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, in the case of clauses (b) and (c), whether pursuant to the contract related to such Receivable or otherwise or pursuant to any obligations evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of indebtedness or security and the proceeds thereof, and (d) all other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.
     “Release” is to be broadly interpreted and shall include an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Materials which is or may be in breach of any Environmental Laws.
     “Responsible Officer” means, with respect to any Person, the chairman, the president, any vice president, the chief executive officer or the chief operating officer, and, in respect of financial or accounting matters, any chief financial officer, principal accounting officer, treasurer or controller of such Person.
     “Restricted Payment” shall mean, with respect to any Person, any payment by such Person (i) of any dividends on any of its Equity Securities, or (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any Equity Securities of any other Credit Party, Immaterial Subsidiary, Advertising Entity or FIN-46 Entity, or any warrants, options or rights to acquire any such Equity Securities, or the making by such Person of any other distribution in respect of any of such Equity Securities, or (iii) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of any Credit Party, ranking in right of payment subordinate to any liability of such Credit Party under the Loan Documents; or (iv) of any management, affiliation, consulting or similar fee or payment to Wendy’s or to any Affiliate, director or officer thereof, so long as Wendy’s owns, directly or indirectly, more than 50% of the Equity Securities of THI; or (v) to Wendy’s in reimbursement for expenses that would not otherwise have been incurred in the ordinary course of business, so long as Wendy’s owns, directly or indirectly, more than 50% of the Equity Securities of THI , provided, however, that notwithstanding anything set forth above to the contrary, any payment (including repayments and reimbursements) made by, to be made by, or which is contemplated or required to be made by the Borrower, THI or any Subsidiary to Wendy’s or any Affiliate of Wendy’s under any of the following agreements (drafts of which have been provided to the Lenders prior to the date hereof) shall not be considered “Restricted Payments:” Tax Sharing Agreement by and between Wendy’s and THI, Registration Rights Agreement by and between Wendy’s and THI, Master Separation Agreement by and between Wendy’s and THI, and Shared Services Agreement by and between Wendy’s and THI (collectively referred to hereinafter as the “Separation Agreements”), in each case as executed by the parties thereto in connection with the IPO with such non-material amendments to the drafts thereof provided to the Lenders prior to the date hereof as may be agreed to by the parties thereto.
     “Rolling Period” means, commencing with the Fiscal Quarter ending January 1, 2006, each Fiscal Quarter taken together with the three immediately preceding Fiscal Quarters.
     “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.
     “Sale/Leaseback Transaction” means any arrangement with any Person (other than a Credit Party) providing for the leasing by a Credit Party of property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such property by the lessee will be discontinued), which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property.
     “Senior Facilities” means the credit facilities made available to the Borrower and THI pursuant to that certain Senior Facilities Credit Agreement dated on or about the date hereof among the Borrower and THI, as Borrowers, J.P. Morgan Chase Bank, N.A. as U.S. Administrative Agent, J.P. Morgan Chase Bank, N.A., Toronto Branch and Bank of Nova Scotia, as Co-Canadian Administrative Agents, and the other Lenders party thereto from time to time.
     “Single Employer Plan” means a U.S. Pension Plan maintained by THI or any member of the Controlled Group for employees of THI or any member of the Controlled Group.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

     “Subsidiary” means any subsidiary of THI or the Borrower, as applicable; provided that no Advertising Entity and no FIN 46 Entity shall be a Subsidiary.
     “Subsidiary Guarantee” means the guarantee by the Canadian Subsidiaries in support of the obligations of the Borrower under this Agreement and the other Loan Documents.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Swap Agreement.
     “Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.
     “THI” means Tim Hortons Inc., a Delaware corporation.
     “Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof.
     “U.S. Pension Plan” means an employee pension benefit plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which THI or any member of the Controlled Group may have any liability.
     “U.S. Subsidiary” means a subsidiary of THI that is incorporated or organized in the United States of America.
     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Single Employer Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Single Employer Plans using the actuarial assumptions used for ongoing Single Employer Plan funding purposes.
     “Wendy’s” shall mean Wendy’s International, Inc, an Ohio corporation.

     “Wendy’s Note” shall mean the demand promissory note in the principal amount (as of the Closing Date) of U.S. $960,000,000 evidencing indebtedness owing by THI to Wendy’s.
     “Wendy’s Subordination Agreement” means a subordination agreement dated on or about the date hereof pursuant to which Wendy’s is prevented from demanding or accepting any payment of the balance of the Wendy’s Note during the 31-day period following the date of the Initial Payment and which, in a bankruptcy, subordinates Wendy’s rights to payment of the balance of the Wendy’s Note (until repaid in full) to the interests of the Lenders hereunder.
     “wholly-owned subsidiary” of a Person means any subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.
1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is disjunctive; the word “and” is conjunctive. The word “shall” is mandatory; the word “may” is permissive. The words “to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case or a Person other than a natural Person, known by the Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of that Person). Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set out herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein to an action, document or other matter or thing being “satisfactory to the Lenders”, “to the Lenders’ satisfaction” or similar phrases, shall mean that such action, document, matter or thing must be satisfactory to all Lenders.
1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lenders that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lenders notify the Borrower that they request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For the purposes of calculating Adjusted Consolidated Total Debt and Consolidated Tangible Net Worth, and notwithstanding any provision of GAAP to the contrary, the assets, liabilities, revenues and expenses of the Advertising Entities and the FIN 46 Entities shall be disregarded provided that any Indebtedness of the Advertising Entities or the FIN 46 Entities is non-recourse to the Borrower, THI and their Subsidiaries.
1.4 Time. All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario. Time is of the essence of this Agreement and the other Loan Documents.
1.5 Permitted Liens. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.
1.6 Limitation Regarding Subsidiaries. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require a Borrower or any Subsidiary to cause any Person who is not a Subsidiary of such Person to do anything or to refrain from doing anything hereunder.
ARTICLE 2
THE CREDIT
2.1 Commitments. Subject to the terms and conditions set forth herein, each Lender commits to make Loans denominated in Canadian Dollars (each such Loan made under this Section 2.1, a “Loan”) to the Borrower in one drawdown to be made on the Effective Date (each such commitment, as it may be reduced from time to time pursuant to Sections 2.6 and/or 2.9, and as it may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4, a “Commitment”) in an aggregate principal amount equal to the amount set forth beside such Lender’s name in Schedule A under the heading “Commitment,” or as it may appear in the applicable Assignment and Assumption. The Commitments are not

revolving credit commitments, and any amount repaid on account of the Loans may not be reborrowed. The Borrower may borrow the Loans in the manner provided in Section 2.2.(b) by giving notice in the manner required by Section 2.3. Any portion of the Commitments not borrowed on the Effective Date shall be cancelled.
2.2 Loans and Borrowings.
     (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Section 2.15, the Loans shall be available to the Borrower in a single advance on the Closing Date to be comprised entirely of Canadian Prime Loans, as the Borrower may request in accordance herewith, and, where permitted or required by this Agreement, the Borrowing shall be converted to Bankers’ Acceptances or B/A Equivalent Loans or back to Canadian Prime Loans.
2.3 Requests for Borrowings.
     (a) To request a Borrowing, the Borrower shall notify the Lenders of such request by written Borrowing Request (A) in the case of a B/A Borrowing, not later than 11:00 a.m. two Business Days before the date of the proposed Borrowing, or (B) in the case of a Canadian Prime Borrowing, not later than 11:00 a.m., one Business Day before the date of the proposed Borrowing. The Lenders are entitled to rely and act upon any borrowing request or written Borrowing Request given or purportedly given by the Borrower, and the Borrower hereby waives the right to dispute the authenticity and validity of any such request or resulting transaction once the Lenders or any Lender has advanced funds, accepted a B/A or made a B/A Equivalent Loan based on such borrowing request or written Borrowing Request. Each such written Borrowing Request shall specify the following information:
(i)	the aggregate amount of each requested Borrowing.

(ii)	the initial Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”; and

(iii)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply herewith.
     (b) If no Contract Period is specified with respect to any requested B/A Borrowing, then the Borrower shall be deemed to have selected a Contract Period of 30 days’ duration.
     (c) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the Borrower shall elect a new Contract Period therefor, as provided in this Section 2.3(c). The Borrower may elect different Contract Periods with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. To make an election pursuant to this Section 2.3(c), the Borrower shall notify the Lenders of such election by the time that a Borrowing Request would be required under Section 2.3(a) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such request shall be irrevocable. In addition to the information specified in Section 2.3(b), each written Borrowing Request shall specify the Borrowing to which such request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing.
     (d) In the absence of a timely and proper election, the Borrower shall be deemed to have elected a new Contract Period for Borrowings of 30 days’ duration, except where the date of such an election is less than 30 days prior to the Contract Date, in which case, the Borrower shall be deemed to have elected to convert such B/A Borrowings to Canadian Prime Borrowings on the last day of the Contract Period of the relevant B/A Borrowings.
     (e) In the case of a Canadian Prime Loan made on the Effective Date, the Borrower shall, by written notice to the Lenders within seven (7) days of the Effective Date, convert such Canadian Prime Loan to one or more Bankers Acceptances or B/A Equivalent Loans.
2.4 Funding of Borrowings. The Lenders will make each Loan to be made by it hereunder by crediting the appropriate amounts to an account of the Borrower maintained with such Lender and designated by such Borrower in the applicable Borrowing Request, or to such other account with another financial institution as may be designated by the Borrower in the applicable Borrowing Request.
2.5 Interest and Acceptance Fees.
     (a) The Loans comprising each B/A Borrowing shall be subject to the Acceptance Fee which shall be payable as set out in Section 2.11.
     (b) The Loans comprising each Canadian Prime Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Canadian Prime Rate from time to time in effect.
     (c) Notwithstanding the foregoing, if any amount of principal, interest, fees or other amounts payable by the Borrower hereunder shall not be paid when due, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan, or (ii) in the case of any amount not constituting principal of a Loan, at a rate equal to 2% plus the rate otherwise applicable to Canadian Prime Loans.

     (d) Accrued interest on each Loan (other than B/A Borrowings) shall be payable in arrears on each applicable Interest Payment Date, provided that interest accrued under paragraph (c) above shall be payable on demand. In addition, in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
     (e) All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any Loan that is repaid on the same day on which it is made shall bear interest for one day. The applicable CDOR Rate or Canadian Prime Rate shall be determined by the Lenders, and such determination shall be conclusive absent manifest error.
     (f) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
     (g) If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
(i)	first, by reducing the amount or rate of interest or the amount or rate of any Acceptance Fee required to be paid to the affected Lender under Section 2.5; and

(ii)	thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

2.6 Termination and Reduction of Commitments . Unless previously terminated, the Commitments shall terminate on the Maturity Date. Any Commitments not drawn on the Effective Date shall be permanently cancelled.
2.7 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Lenders the then unpaid principal amount of each Loan on the Maturity Date.
2.8 Evidence of Debt.
     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each extension of credit made by such Lender hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (b) Each Lender shall maintain, with respect to the Borrower, accounts in which it shall record (i) the amount of each Borrowing made hereunder, the type thereof and, in the cases of Bankers’ Acceptances, the relevant Contract Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by such Lender hereunder and each Lender’s share thereof.
     (c) The entries made in the accounts maintained pursuant to Sections 2.8(a) and (b) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Borrowings in accordance with the terms of this Agreement. In the event of a conflict between the records maintained by an Lender and any Lender, the records maintained by the Lenders shall govern.
     (d) Any Lender may request that Loans (other than B/As) made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Lenders. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
2.9 Prepayments.
     (a) Mandatory Prepayments.
(i)	The Borrower shall, within five Business Days of the Borrower, THI, or any of the Subsidiaries incurring any bank Indebtedness (other than a borrowing under the Senior Credit Facilities) following the Closing

Date, prepay (by payment to the Lenders, ratably in accordance with their Applicable Percentages) an aggregate principal amount of Loans equal to 100% of the net cash proceeds of any such bank Indebtedness.

(ii)	The Borrower shall, within five Business Days of any sale or issuance of debt securities by any of the Borrower, THI, or any of the Subsidiaries following the Closing Date, prepay (by payment to the Lenders, ratably in accordance with their Applicable Percentages) an aggregate principal amount of Loans equal to 100% of the net cash proceeds of any such sale or issuance of debt securities.

(iii)	Prepayments of the Loans pursuant to this Section 2.9(a) shall be applied to the permanent prepayment of the outstanding principal of the Loans. The amount being prepaid pursuant to this Section 2.9(a) shall be due and payable on the date required by this Section 2.9(a), together with accrued interest to such date on the amount so prepaid (it being agreed that the full amount of any mandatory prepayment to be made in respect of a B/A Borrowing will be deposited in a cash collateral account maintained by the applicable Lender and will be applied against the amount of such B/A Borrowing on the maturity of the relevant B/A Borrowing, or upon the occurrence of an Event of Default, as applicable). No prepayment of any Loan may be reborrowed.
     (b) Voluntary Prepayments. The Borrower may, at its option, at any time and from time to time, prepay the Loans, without penalty or premium, (but subject to payment of any amounts payable under Section 2.13) in whole or in part, upon giving three Business Days’ prior written notice to the Lenders; provided, however, that the Borrower may not prepay any B/A Borrowing but may defease any B/A Borrowing in accordance with Section 2.11(l). Such notice shall specify the date and amount of prepayment and whether the prepayment is of Canadian Prime Loans, Bankers’ Acceptances, or B/A Equivalent Loans, or any combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid in accordance with Section 2.5(d). Each voluntary prepayment of any Loan, other than a repayment of all of the amounts outstanding hereunder, shall be in a minimum principal amount of Cdn.$5,000,000 and in an integral multiple of Cdn. $1,000,000.
     (c) Notice by Borrower. Each notice provided by the Borrower hereunder in respect of any prepayment hereunder shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Each partial voluntary prepayment of any Borrowing under the Credit shall be permanent.

2.10 Fees. [Intentionally deleted]
2.11 Bankers’ Acceptances.
     (a) Subject to the terms and conditions of this Agreement, the Borrower may request a Borrowing by presenting drafts for acceptance and purchase as B/As by the Lenders.
     (b) No Contract Period with respect to a B/A to be accepted and purchased under the Credit shall extend beyond the Maturity Date.
     (c) To facilitate availment of B/A Borrowings, the Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf (in accordance with a Borrowing Request relating to a B/A Borrowing), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of B/As in the form requested by such Lender. In this respect, it is each Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Borrower recognizes and agrees that all B/As signed and/or endorsed by a Lender on behalf of the Borrower shall bind the Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Borrower. Each Lender is hereby authorized (in accordance with a Borrowing Request relating to a B/A Borrowing) to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Lender. No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or wilful misconduct of the Lender or its officers, employees, agents or representatives. Each Lender shall maintain a record with respect to B/As (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder, and (iv) cancelled at their respective maturities. On request by or on behalf of the Borrower, a Lender shall cancel all forms of B/A which have been pre-signed or pre-endorsed on behalf of the Borrower and which are held by such Lender and are not required to be issued in accordance with the Borrower’s irrevocable notice. Alternatively, the Borrower agrees that, at the request of a Lender, the Borrower shall deliver to such Lender a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.
     (d) Drafts of the Borrower to be accepted as B/As hereunder shall be signed as set out in this Section 2.11. Notwithstanding that any person whose signature appears on any B/A may no longer be an authorized signatory for any Lender or the Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Borrower.
     (e) In the case of B/A Borrowings, the aggregate face amount of the B/As to be accepted by the Lenders shall be in a minimum aggregate amount of Cdn.$5,000,000 and shall be a whole multiple of Cdn.$1,000,000, and such face amount shall be in the Lenders’ pro rata portions of such Borrowing, provided that the Lenders may, in their sole discretion, increase or reduce any Lender’s portion of such B/A Borrowing to the nearest Cdn.$100,000 without reducing the overall Commitments.
     (f) Upon acceptance of a B/A by a Lender, such Lender shall purchase, or arrange for the purchase of, each B/A from the Borrower at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Lenders the Discount Proceeds for the account of the Borrower. The Acceptance Fee payable by the Borrower to a Lender under Section 2.5 in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this Section 2.11.
     (g) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.
     (h) If a Lender is not a chartered bank under the Bank Act (Canada) or if a Lender notifies the Borrower in writing that it is otherwise unable to accept Bankers’ Acceptances, such Lender will, instead of accepting and purchasing Bankers’ Acceptances, make a Loan (a “B/A Equivalent Loan”) to the Borrower in the amount and for the same term as the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such B/A Equivalent Loan will bear interest at the same rate which would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the Borrower as the Bankers’ Acceptance which such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance. Subject to repayment requirements, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.
     (i) With respect to each B/A Borrowing, at or before 11:00 a.m. two Business Days before the last day of the Contract Period of such B/A Borrowing, the Borrower shall notify the Lenders if the Borrower intends to issue B/As on such last day of the Contract Period to provide for the payment of such maturing B/A Borrowing. If the Borrower fails to notify the Lenders of its intention to issue B/As on such last day of the Contract Period, the Borrower shall provide payment to the Lenders on behalf of the Lenders of an amount equal to the aggregate face amount of such B/A Borrowing on the last day of the Contract Period of thereof. If the Borrower fails to make such payment, such maturing B/As shall be deemed to have been continued on the last day of the Contract Period with a Contract Period of 30 days, or, if there are fewer than 30 days between the last day of the Contract Period and the Maturity Date, converted on the last day of the Contract Period into a Canadian Prime Loan in an amount equal to the face amount of such B/As.

     (j) The Borrower waives presentment for payment and any other defence to payment of any amounts due to a Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right, and the Borrower agrees not to claim any days of grace if such Lender, as holder, sues the Borrower on the B/A for payment of the amount payable by the Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Borrower shall pay any Lender that has accepted and purchased such B/A the full face amount of such B/A and, after such payment, the Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.
     (k) If a Lender grants a participation in a portion of its rights under this Agreement to a Participant under Section 9.4(e), then, in respect of any B/A Borrowing, a portion thereof may, at the option of such Lender, be by way of Bankers’ Acceptance accepted by such Participant. In such event, the Borrower shall upon request of the applicable Lender granting the participation execute and deliver a form of Bankers’ Acceptance undertaking in favour of such Participant for delivery to such participant.
     (l) Except as required by any Lender upon the occurrence of an Event of Default, no B/A Borrowing may be repaid by the Borrower prior to the expiry date of the Contract Period applicable to such B/A Borrowing; provided, however, that the Borrower may defease any B/A Borrowing by depositing with the Lenders an amount that is sufficient to repay the full face amount such B/A Borrowing on the expiry date of the Contract Period applicable to such B/A Borrowing.
     (m) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lenders (or, if the maturity of the Loans has been accelerated, Lenders with B/A Exposure representing greater than 50% of the total applicable B/A/ Exposure) demanding the deposit of cash collateral pursuant to this Section 2.11(m), the Borrower shall deposit in an account with the Lenders, an amount in cash equal to the applicable B/A Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 7.1 (h), (i) or (j). Such deposit shall be held by the Lenders as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Lenders shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lenders and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be be held for the satisfaction of the reimbursement obligations of the Borrower for the B/A Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with B/A Exposure representing greater than 50% of the total applicable B/A Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and all Events of Default shall have been subsequently cured or waived, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
2.12 Increased Costs; Illegality.
     (a) If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) and such Lender’s desired return on capital, then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) A certificate of a Lender setting forth amount or amounts necessary to compensate such Lender as specified in Sections 2.12 (a) or (b), together with a brief description of the Change of Law, shall be delivered to the Borrower, and shall be conclusive absent manifest error. In preparing any such certificate, a Lender shall be entitled to use averages and to make reasonable estimates, and shall not be required to “match contracts” or to isolate particular transactions. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender pursuant to this Section 2.12 for any increased costs or reduction incurred more than 90 days prior to the date such Lender, notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reduction and of such Lender’s intention to claim compensation therefor; provided further, that if such adoption or such change giving rise to such increased costs or reduction is retroactive, such 90-day period shall be extended to include the period of retroactive effect.

2.13 Break Funding Payments. In the event of (a) the failure by the Borrower to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered by the Borrower pursuant hereto, or (b) the payment or conversion of any B/A Borrowing other than on the last day of a Contract Period (including as a result of an Event of Default), or (c) the assignment of any Loan other than on the last day of the Contract Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
2.14 Taxes.
     (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if the Borrower shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.14), the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) the Borrower shall make such deduction or withholding, and (iii) the Borrower shall pay to the relevant Governmental Authority in accordance with applicable Law the full amount deducted or withheld.
     (b) In addition to the payments by the Borrower required by Section 2.14(a), the Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with applicable Law.
     (c) The Borrower shall indemnify each Lender within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties, interest and expenses caused by the gross negligence or wilful misconduct of such Lender), whether or not such Indemnified Taxes were correctly or legally or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, delivered to the Borrower by a Lender, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Lender.
     (e) Any Lender that is entitled to an exemption from or reduction or withholding tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the other Lenders), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or otherwise as reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
     (f) If a Lender determines, in its sole discretion, that it has received a refund of any Taxes, as to which it has been indemnified by the Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amount paid, by the Borrower under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund): provided, that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event that such Lender is required to repay such refund to such Governmental Authority. This Section 2.14(f) shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes which is deems confidential) to the Borrower or any other Person. Nothing herein contained shall interfere with the right of any Lender to arrange its affairs in whatsoever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief for tax purposes on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its affairs.
2.15 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
     (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, amounts payable under any indemnity contained herein, or otherwise hereunder) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lenders, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such Lender at the applicable Payment Office. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under this Section 2.15 shall be made in Canadian Dollars.
     (b) If at any time insufficient funds are received by and available to the Lenders to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) this Section 2.15(c) shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     2.16 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which the applicable Lender is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Lenders of the amount due, the Borrower will, on the date of receipt by such Lender, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by such Lender on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by such Lender is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the applicable Lender is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save such the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by a Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.
2.17 Mitigation Obligations; Replacement of Lenders.
     (a) If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense (including the processing and recording fee contemplated by Section 9.4(b)) and effort, upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be, another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Lenders, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
          In order to induce the Lenders to enter into this Agreement and to make any Loans hereunder, each of the Borrower and THI hereby represents and warrants to each Lender that each statement set forth in this Article 3 is true and correct on the date hereof, and, subject to the last sentence of Section 4.2, will be true and correct on the date each Borrowing is requested and made hereunder; provided that the representation set forth in Section 3.4(b) shall only be made as of the Closing Date:
3.1 Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
3.2 Authorization; Enforceability. The Transactions are within the corporate powers of each Credit Party and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement and the other Loan Documents have been duly executed and delivered by each Credit Party (as applicable) and constitute legal, valid and binding obligations of each Credit Party (as applicable), enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except as disclosed in Schedule 3.3, (b) will not violate any applicable Law or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, material agreement or other material instrument binding upon any Credit Party or their respective assets, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Party, except for any Lien arising in favour of a Lender, for the benefit of the Lenders, under the Loan Documents.
3.4 Financial Condition; No Material Adverse Effect.
     (a) THI has furnished to the Lenders the consolidated balance sheets and statements of income, retained earnings and changes in financial position of THI (i) as of and for the Fiscal Years ended December 28, 2003 and January 2, 2005 reported on by its auditors and (ii) the unaudited financial statements in respect of THI as of and for the Fiscal Year ended January 1, 2006. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of THI as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
     (b) As of the Closing Date, since the date of the most recent audited consolidated financial statements of THI delivered to the Lenders prior to the Closing Date, there has been no event, development or circumstance that, taken as a whole, has had or could reasonably be expected to have a Material Adverse Effect.
     (c) All written information (including that disclosed in all financial statements) pertaining to the Credit Parties (other than projections) (in this Section 3.4(c), the “Information”) that has been or will be made available to any Lender by the Borrower and THI, taken as a whole, is or will be, as of the date furnished, complete and correct in all material respects and does not or will not, as of the date furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The projections that have been or will be made available to the Lenders or any Lender by the Borrower or THI in connection with the Transactions have been or will be prepared in good faith based upon reasonable assumptions.
3.5 Litigation and Contingent Obligations. Except as disclosed in Schedule 3.5, and except for environmental-related matters (which are dealt with in Section 3.19), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any of the Credit Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement, any other Loan Document, or the Transactions. Other than any contingent obligation which could not reasonably be expected to have a Material Adverse Effect, the Borrower and THI have no contingent obligations not provided for or disclosed in the financial statements and notes thereto referred to in Section 5.1.
3.6 Compliance with Laws. Each Credit Party is in compliance with all Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Credit Party has violated or failed to obtain any Authorization necessary to the ownership of any of its property or assets or the conduct of its business, which violation or failure could reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.
3.7 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed an amount which could reasonably be expected to have a Material Adverse Effect. None of the Borrower, THI nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of an amount which could reasonably be expected to have a Material Adverse Effect. Each Single Employer Plan complies in all material respects with all applicable requirements of law and regulations, except to the extent that any failure to comply could not reasonably be expected to have a Material Adverse Effect. No Reportable Event specified in Section 4043(c) of ERISA has occurred with respect to any Single Employer Plan, neither Borrower nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Single Employer Plan, except, in each case, to the extent that such action could not reasonably be expected to have a Material Adverse Effect.
3.8 Taxes. Each Credit Party has filed or caused to be filed all material Tax returns and reports required to have been filed and has paid, caused to be paid or made provisions or disclosures in accordance with GAAP for all material Taxes required to have been paid by it (including all instalments with respect to the current period) and has made adequate provision and disclosures in accordance with GAAP for Taxes for the current period.
3.9 Titles to Real Property. The owned and leased real property of the Credit Parties are free and clear of all Liens except Permitted Liens.
3.10 Titles to Personal Property. The personal property of the Credit Parties is free and clear of all Liens except Permitted Liens.
3.11 Canadian Pension Plans. The Canadian Pension Plans are duly registered under the Income Tax Act (if required to be so registered) and any other applicable Laws which require registration, have been administered in accordance with the Income Tax Act and such other applicable Laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. All material obligations of each of the Credit Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Pension Plans or the Benefit Plans. All contributions or premiums required to be made or paid by each of the Credit Parties to the Pension Plans or the Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all applicable Laws except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Pension Plans or the Benefit Plans.
3.12 Disclosure. THI has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any of the Credit Parties is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; provided that this Section 3.12 shall cease to apply if an IPO is completed.
3.13 Defaults. No Credit Party is in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in any respect that would have a Material Adverse Effect) under any material loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Indebtedness of any Credit Party, or under any material agreement or instrument to which a Credit Party is a party or by which any Credit Party is bound.

3.14 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940 (a federal statute of the United States of America), as amended.
3.15 Subsidiaries. As of the Closing Date, Schedule 3.15 correctly sets forth, for each Subsidiary, the (i) names, (ii) form of legal entity, (iii) percentage of Equity Securities owned by the Credit Parties (and specifying such owner), (iv) jurisdictions of organization; and (v) whether such Subsidiary is an Immaterial Subsidiary. All such Equity Securities so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable federal, provincial or foreign securities and other Laws, and are free and clear of all Liens, except for Permitted Liens.
3.16 Insurance. The Credit Parties maintain, or there is maintained by Wendy’s on behalf of the Credit Parties, insurance policies and coverage in compliance with Section 5.9.
3.17 Solvency. No Credit Party is an “insolvent person” within the meaning of the BIA. Immediately after the consummation of the Transactions to occur on the Effective date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans and to all rights of reimbursement, contribution and subrogation, (a) the fair value of the assets of each Credit Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Credit Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities become absolute and matured; (c) each Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Credit Party will not have reasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and it proposed to be conducted following the Effective Date.
3.18 Public Utility Holding Company Act. No Credit Party is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935 (a federal statute of the United States), as amended.
3.19 Environmental Matters. No Credit Party has received any written notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
3.20 Intellectual Property Rights. The Borrower, THI and each Subsidiary owns, licenses or has the right to use the trademarks and trade names which are reasonably necessary for the conduct of its business.

3.21 Regulation U. None of the Borrower, THI nor any Subsidiaries of the Borrower or THI is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying Margin Stock, and Margin Stock constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
3.22 Plan Assets; Prohibited Transactions. Neither the Borrower nor THI is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
3.23 Material Guarantors. As at the Closing Date, each Material Subsidiary has executed and delivered a Subsidiary Guarantee to Lenders.
ARTICLE 4
CONDITIONS
4.1 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):
     (a) Credit Agreement. The Lenders (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of each party hereto, or (ii) written evidence satisfactory to the Lenders (which may include facsimile transmission of a signed signature page of this Agreement) that each such party has signed a counterpart of this Agreement.
     (b) Legal Opinions. The Lenders shall have received a favourable written opinion (addressed to the Lenders and dated the Effective Date) from each of (i) in-house counsel for THI with respect to corporate existence and good standing of THI; due authorization, execution and delivery of the Loan Documents by THI; and “no conflict” opinions with respect to charter documents and by-laws of THI, and (ii) Winston and Strawn LLP, U.S. counsel to the Credit Parties, and Lang Michener LLP and and Osler, Hoskin and Harcourt LLP, Canadian counsel to the Credit Parties, covering such other matters relating to the Credit Parties, this Agreement, the other Loan Documents, or the Transactions as the Lenders shall reasonably request (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which counsel has relied). The Borrower hereby requests each such counsel to deliver such opinions and supporting materials. All opinions and certificates referred to in this Section 4.1(b) shall be addressed to the Lenders and dated the Effective Date.
     (c) Corporate Certificates. The Lenders shall have received:

(i)	certified copies of the resolutions of the board of directors, shareholders or other similar action of each Credit Party, dated as of the Effective Date, and approving, as appropriate, the Loans, this Agreement and the other Loan Documents, and all other documents, if any, to which such Credit Party is a party and evidencing corporate authorization with respect to such documents; and

(ii)	a certificate of the Secretary or an Assistant Secretary of each Credit Party, dated as of the Effective Date, and certifying (A) the name, title and true signature of each officer of such Person authorized to execute this Agreement and the other Loan Documents to which it is a party, (B) the name, title and true signature of each officer of such Person authorized to provide the certifications required pursuant to this Agreement, including certifications required pursuant to Section 5.1 and Borrowing Requests, and (C) that attached thereto is a true and complete copy of the articles of incorporation and bylaws of each Credit Party, as amended to date, and a recent certificate of status, certificate of compliance, good standing certificate or analogous certificate.
     (d) Closing Conditions Certificate . The Lenders shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of each of the Borrower and THI, confirming compliance with the financial covenants set out in Section 5.11 and with the conditions set out in Section 4.2(a) and (b).
     (e) Fees. The Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all legal fees and other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.
     (f) No Cessation of Financing Market. There shall have not been occurred and be continuing on the Effective Date any general banking moratorium or any practical cessation in the bank or private debt financing markets, and there shall not have been introduced any material governmental restrictions imposed on lending institutions, which materially affect the type of lending transactions contemplated by this Agreement.
     (g) Execution and Delivery of Documentation. Each Credit Party shall have duly authorized, executed and delivered all documents required hereunder, all in form and substance satisfactory to the Lenders, acting reasonably. The Lenders shall have received and be satisfied with the results of all personal property and bankruptcy searches conducted by the Borrower and their counsel with respect to the Credit Parties in all jurisdictions selected by the Lenders and its counsel.
     (h) Guarantees. The Lenders shall have received executed copies of (a) the Parent Guarantee, and the Subsidiary Guarantee, and (b) the Wendy’s Subordination Agreement, all in form and substance satisfactory to the Lenders.

     (i) Regulatory Approval; Consents; Waivers. The Lenders shall be satisfied, acting reasonably, that all material Authorizations required in connection with the Transactions contemplated hereby have been obtained and are in full force and effect, and that all consents and waivers required to consummate the Transactions have been obtained, to the extent that consummation of the Transactions would otherwise be restricted or prohibited under the terms of any material contract, in each case without the imposition of any burdensome provisions.
     (j) Delivery of Financial Statements. The Lenders shall have received (i) the audited consolidated balance sheets, statements of income and retained earnings and statements of changes in financial position of THI for the Fiscal Years ended December 28, 2003 and January 2, 2005, and (ii) the unaudited financial statements in respect of THI for the Fiscal Year ended January 1, 2006.
     (k) No Material Adverse Change. The Lenders shall be satisfied that, since the date of the most recent audited consolidated financial statements of THI delivered to the Lenders prior to the Closing Date, there has not been a Material Adverse Change.
     (l) Indebtedness. The Transactions contemplated in this Agreement and the other Loan Documents shall not have caused any event or condition to occur which has resulted, or which will result, in any Material Indebtedness becoming due prior to its scheduled maturity or that permits (with or without the giving of notice, the lapse of time, or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or which will result in the creation of any Liens under any Indebtedness.
     (m) Cancellation of Existing Credit Lines. The Borrower and THI shall have repaid all amounts outstanding under its existing credit lines (including its commercial paper back-up lines), and all such demand operating lines (including such commercial paper back-up lines) shall have been cancelled permanently, other than letter of credit facilities.
     (n) Capitalization Arrangement. The Lenders shall be satisfied with the capital structure of the Borrower and THI. Without limiting the foregoing, the Lenders shall be satisfied that, after giving effect to the transactions contemplated hereby, the Borrower, THI and their Subsidiaries shall have outstanding no consolidated Indebtedness or preferred stock, other than (A) indebtedness under the Credit, (B) Indebtedness under the Senior Facilities, (C) such other Indebtedness as disclosed on THI’s most recently available unaudited consolidated balance sheet as may be satisfactory to the Lenders, and (D) up to an additional Cdn.$10,000,000 (or U.S.$ equivalent) debt basket to cover additional debt which may be incurred after the date of THI’s most recently available consolidated balance sheet; provided that (i) any Indebtedness incurred by any Advertising Entity which is non-recourse to the Borrower and their Subsidiaries is satisfactory to the Lenders, (ii) any Indebtedness incurred by any FIN 46 Entity is satisfactory to the Lenders provided that such Indebtedness is non-recourse to the Borrower and their Subsidiaries, and (iii) any “comfort letter” which is non-recourse to the Borrower and their Subsidiaries is satisfactory to the Lenders. In addition, the Lenders shall be satisfied with the concurrent effectiveness of, and satisfaction of all conditions precedent in respect of, the Senior Facilities.
     (o) Other Documentation. The Lenders shall have received such other documents and instruments as are customary for transactions of this type or as they may reasonably request, including those required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
The obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to 3:00 p.m. on March 15, 2006 (and, in the event such conditions are not so satisfied or waived by such time, the Commitments shall terminate at such time).
4.2 Other Conditions. The obligation of each Lender to make a Loan on the Effective Date is also subject to the satisfaction of the following conditions:
     (a) the representations and warranties of the Borrower and THI set out in this Agreement, other than the representation and warranty in Section 3.4(b), shall be true and correct on and as of the date of the Effective Date as if made on such date except to the extent that (i) any change to the representations and warranties has been disclosed to and accepted by the Lenders, or (ii) any representation and warranty is stated to be made as of a particular time;
     (b) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing; and
     (c) the Lenders shall have received a Borrowing Request in the manner and within the time period required by Section 2.3.
The Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the accuracy of the matters specified in paragraphs (a) and (b) above. This requirement does not apply on the conversion or rollover of an existing Borrowing provided that the aggregate outstanding Borrowings will not be increased as a consequence thereof.
ARTICLE 5
AFFIRMATIVE COVENANTS
          From (and including) the Effective Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower and THI covenant and agree with the Lenders that:
5.1 Financial Statements and Other Information. THI will furnish to the Lenders:
     (a) as soon as available and in any event within 90 days after the end of each Fiscal Year, (i) the audited consolidated balance sheet and related statements of income, retained earnings and statements of cash flow of THI as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by

PriceWaterhouseCoopers or other independent auditors of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of THI on a consolidated basis in accordance with GAAP consistently applied, and (ii) the unaudited consolidated balance sheet and related statements of income, retained earnings and statements of cash flow of THI as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, on a consolidated basis in accordance with GAAP consistently applied, except that the assets, liabilities, revenues and expenses of the Advertising Entities and the FIN 46 Entities shall be disregarded provided that any Indebtedness of the Advertising Entities or the FIN 46 Entities is non-recourse to THI, the Borrower and their Subsidiaries;
     (b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (i) the unaudited consolidated balance sheet and related statements of income, retained earnings and statements of cash flow position of THI as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer of THI as presenting fairly in all material respects the financial condition and results of operations of THI on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments; and (ii) the unaudited consolidated balance sheet and related statements of income, retained earnings and statements of cash flow of THI as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer of THI as presenting fairly in all material respects the financial condition and results of operations of THI on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, except that the assets, liabilities, revenues and expenses of the Advertising Entities and the FIN 46 Entities shall be disregarded provided that any Indebtedness of the Advertising Entities or the FIN 46 Entities is non-recourse to THI, the Borrower and their Subsidiaries;
     (c) concurrently with the financial statements required pursuant to Sections 5.1(a) and (b) above, a certificate of THI, substantially in the form of Exhibit D hereto, signed by a Responsible Officer of THI (i) stating that a review of such financial statements during the period covered thereby and of the activities of the Credit Parties has been made under such Responsible Officer’s supervision with a view to determining whether the Credit Parties have fulfilled all of their obligations under this Agreement and the other Loan Documents, (ii) stating that no Default or Event of Default exists as of such date of certification ; or, if there shall be a Default or Event of Default, specifying the nature and status thereof and the Borrower’s proposed response thereto, (iii) demonstrating in reasonable detail compliance (including showing all financial covenant and other material calculations) as at the end of the most recently completed Fiscal Year or the most recently completed Fiscal Quarter, with the financial covenants in Section 5.11 and the baskets in the last sentence of Section 6.1 and in Sections 6.2(v), 6.4 (c) and 6.5(i), (iv) listing the Credit Parties as at the end of the most recently completed Fiscal Year, and (v) containing or accompanied by such financial or other details, information and material as the Lenders may reasonably request to evidence such compliance;
     (d) promptly after the filing of any registration statement or annual, quarterly, monthly or other regular report or any special report on Form 8-K which THI or any of its Subsidiaries files with the Securities and Exchange Commission of the United States of America, including any certification or other filing required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto, a written notice that such materials have been filed electronically, and information as to where they may be found in electronic format;
     (e) promptly after the filing thereof, copies of all other material reports, proxy statements and other material documents filed by any Credit Party with any securities commission, stock exchange or similar entity, and all other written materials distributed out of the ordinary course by THI to its shareholders, in each case which relate to matters in which any Lender can reasonably be expected to have an interest, which copies and materials may be furnished either by (i) delivering to the Lenders such copies or materials, or (ii) providing to the Lenders a written notice that such materials have been filed electronically, and information as to where they may be found in electronic format;
     (f) promptly after any Credit Party learns of the receipt or occurrence of any of the following, a certificate of THI, signed by a Responsible Officer of THI, specifying (i) any official notice of any violation, possible violation, non-compliance or possible non-compliance, or claim made by any Governmental Authority pertaining to all or any part of the properties of any Credit Party which could reasonably be expected to have a Material Adverse Effect, and (ii) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default; and
     (g) promptly after the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration before any court or arbitrator or any Governmental Authority or official against any Credit Party or any material property thereof which could reasonably be expected to have a Material Adverse Effect.
5.2 Existence; Conduct of Business. The Borrower and THI will, and will cause each other Credit Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (except as permitted in Section 6.3), and except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, obtain, preserve, renew and keep in full force and effect any and all rights, licenses, permits, privileges and franchises material to the conduct of its business.

5.3 Payment of Tax Obligations. The Borrower and THI will, and will cause each of their Subsidiaries to, pay when due its Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower, THI or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
5.4 Maintenance of Properties. The Borrower and THI will, and will cause each other Credit Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except (i) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) as otherwise permitted by Section 6.3 or Section 6.5.
5.5 Books and Records; Inspection Rights. The Borrower and THI will, and will cause each other of their Subsidiaries to, keep proper books of record and account in which entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities. The Borrower and THI will, and will cause each other Credit Party to, permit any representatives designated by any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours as the applicable Lender may reasonably request and having due regard for, and with minimal disruption of, the ongoing business of the Borrower and its Subsidiaries; provided that unless a Default shall have occurred and be continuing, neither the Borrower nor any other Subsidiary shall be responsible for the costs and expenses incurred by, any Lender or their representatives in connection with such inspection or visit.
5.6 Compliance with Laws . The Borrower and THI will, and will cause each of its Subsidiaries to, comply with all Laws of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.7 Use of Proceeds and Letters of Credit. The proceeds of the Loans and the term loans made under the Senior Facilities will be used, directly or indirectly, solely to enable THI to make a principal payment of up to Cdn. $500,000,000 (or the U.S.$ Equivalent thereof) on account of the Indebtedness evidenced by the Wendy’s Note.
5.8 Further Assurances. The Borrower and THI will, and will cause each of its Subsidiaries to, cure promptly any defects in the execution and delivery of the Loan Documents, including this Agreement. Upon request, each of Borrower and THI will, at its expense, as promptly as practical, execute and deliver to the Lenders, all such other and further documents, agreements and instruments (and cause each other Credit Party to take such action) as reasonably requested by such Lender in compliance with or performance of the covenants and agreements of the Borrower and THI or any of its Subsidiaries in any of the Loan Documents.

5.9 Insurance. The Borrower and THI will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance) and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority.
5.10 Additional Subsidiary Guarantees. If, as at the end of the most recently completed Fiscal Quarter, (a) the aggregate consolidated revenues of all Immaterial Subsidiaries exceeds 10% of the consolidated revenues of THI, the Borrower shall within 30 days after the end of the Fiscal Quarter designate, by written notice to the Lenders, one or more Immaterial Subsidiaries to become Guarantors, to the extent necessary to ensure that the aggregate consolidated revenues of all Immaterial Subsidiaries that are not Guarantors represents less than 10% of the consolidated revenues of THI. or (b) a Subsidiary which was previously an Immaterial Subsidiary has become a Material Subsidiary, the Borrower shall, within 30 days of the end of such Fiscal Quarter, designate by written notice to the Administrative Agents such Subsidiary to become a Guarantor. The Borrower may, at any time prior to the Maturity Date, designate different Immaterial Subsidiaries to be Guarantors and revoke any designation of an Immaterial Subsidiary as a Guarantor, provided that no Default or Event of Default exists at the time of revocation and at all times the aggregate consolidated revenues of all Immaterial Subsidiaries that are not Guarantors shall represent less than 10% of the consolidated revenues of THI. Subject to the preceding sentence, nothing in this Section 5.10 shall prevent the Borrower from revoking the designation of an Immaterial Subsidiary as a Guarantor, even if such Immaterial Subsidiary was previously a Material Subsidiary. Notwithstanding any provision to the contrary in this Agreement or the other Loan Documents, the Advertising Entities and the FIN 46 Entities shall not be required to provide a guarantee. The Borrower will not designate any Immaterial Subsidiary as a new guarantor under the Senior Facilities unless the same Immaterial Subsidiary is designated as a new Guarantor under this Section 5.10. The Borrower shall designate any newly acquired Material Subsidiary as a Guarantor hereunder, and may revoke any designation of an Immaterial Subsidiary as a Guarantor in order to dispose of such Immaterial Subsidiary, provided that such acquisition or disposition is otherwise in compliance herewith. No Subsidiary of THI other than a U.S. Subsidiary is required to provide directly or indirectly within the meaning of Section 956 of the Code, a Guarantee in respect of the obligations of THI hereunder. No U.S. Subsidiary (other than a U.S. Subsidiary of the Borrower) is required to provide a Guarantee in respect of the obligations of the Borrower hereunder. Any Canadian Subsidiary which is designated as a Guarantor at any time after the Effective Date shall enter into and deliver to the Lenders a Subsidiary Guarantee substantially in the form entered into by the Canadian Subsidiaries on the Effective Date.
5.11 Financial Covenants. THI will comply with the following financial covenants:
     (a) Consolidated Total Debt to Consolidated EBITDA: THI and its Subsidiaries will not permit, as at the end of each Fiscal Quarter, the ratio of Consolidated Total Debt as at the end of such Fiscal Quarter to Consolidated EBITDA for the Rolling Period then ended, to exceed

3.50:1.00 in respect of any Fiscal Quarter ending after the Closing Date and prior to the completion of an IPO, or to exceed 2.50:1.00 in respect of any Fiscal Quarter ending after an IPO.
     (b) Fixed Charge Coverage Ratio. THI and its Subsidiaries will not permit, as at the end of each Fiscal Quarter, the ratio of Consolidated EBITDAR to Consolidated Fixed Charges for the Rolling Period then ended, to be less than 2.25:1.00 in respect of any Fiscal Quarter ending after the Closing Date and prior to the completion of an IPO, or to be less than 2.75:1.00 in respect of any Fiscal Quarter ending after an IPO.
     (c) For the purpose of determining compliance with this Section 5.11, (i) Consolidated EBITDA         , Consolidated EBITDAR and Consolidated Fixed Charges shall include the historical financial results of any acquired Person which becomes a Subsidiary or acquired business as if the acquisition occurred at the beginning of the testing period and shall give effect, on a pro forma basis, to the incurrence or repayment of Indebtedness in connection with the acquisition, (ii) Consolidated EBITDA, Consolidated EBITDAR and Consolidated Fixed Charges shall exclude the historical financial results of any disposed Person which ceases to be a Subsidiary or disposed business as if the disposition occurred at the beginning of the testing period, (iii) if the Wendy’s Note is repaid (other than in connection with the Initial Payment), Consolidated EBITDA, Consolidated EBITDAR and Consolidated Fixed Charges shall exclude, on a pro forma basis, interest paid under the Wendy’s Note during the previous Rolling Period and shall include, on a pro forma basis, interest payable under any Indebtedness incurred to repay the Wendy’s Note, and (iv) notwithstanding any provisions of GAAP to the contrary, the assets, liabilities, revenues and expenses of the Advertising Entities and the FIN 46 Entities shall be disregarded, provided that any Indebtedness of the Advertising Entities or the FIN 46 Entities is non-recourse to the Borrower, THI and their Subsidiaries.
5.12 Ownership of Guarantors . The Borrower and THI will ensure that the Borrower and each Guarantor is at all times a direct or indirect wholly owned subsidiary of THI.
ARTICLE 6
NEGATIVE COVENANTS
          From (and including) the Effective Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower and THI covenant and agree with the Lenders that:
6.1 Indebtedness. Each of THI and the Borrower will not, and will not permit any of its Subsidiaries to incur, assume or permit to exist any Indebtedness, except:
     (a) any Indebtedness created hereunder;
     (b) any Indebtedness under the Senior Facilities;

     (c) any other unsecured Indebtedness existing on the date hereof and set out in Schedule 6.1, and any extensions, renewals or replacements of any such Indebtedness on substantially on the same terms and conditions or otherwise on the terms and conditions satisfactory to the Lenders, acting reasonably;
     (d) any Indebtedness of the Borrower, THI or a Subsidiary to the Borrower, THI or Subsidiary;
     (e) any Guarantee by the Borrower, THI or a Subsidiary of Indebtedness of the Borrower, THI or a Subsidiary which is otherwise permitted hereunder;
     (f) Indebtedness secured by Purchase Money Liens, provided that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the amount permitted under Section 6.2(k) at any time;
     (g) Capital Lease Obligations;
     (h) subject to the last sentence of this Section 6.1, any other unsecured Indebtedness of the Borrower, THI or any Subsidiary ranking pari passu with the Indebtedness hereunder, provided that the THI is in compliance with the financial covenants in Section 5.11 both before and immediately after the incurrence of any such Indebtedness and no other Default shall have occurred and be continuing;
     (i) subject to the last sentence of this Section 6.1, any other secured Indebtedness of either Borrower or any Subsidiary, provided that the aggregate amount of such Indebtedness permitted by this clause (i) shall not exceed the amount permitted by Section 6.2(v); and provided further that THI is in compliance with the financial covenants in Section 5.11 both before and immediately after the incurrence of any such Indebtedness and no other Default shall have occurred and be continuing.
In addition, the Borrower and THI will not permit any Immaterial Subsidiary which is not a Guarantor to incur, assume or permit to exist any Indebtedness, except (a) any Indebtedness of an Immaterial Subsidiary to any other Immaterial Subsidiary or to a Credit Party, and (b) Indebtedness in an aggregate amount, for all Immaterial Subsidiaries which are not Guarantors, not exceeding Cdn. $25,000,000 (or the equivalent thereof in any other currency), provided that THI shall be in compliance with the financial covenants in Section 5.11 both before and immediately after the incurrence of any such Indebtedness and no other Default shall have occurred and be continuing.
6.2 Liens. The Borrower and THI will not, and will not permit any of their Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the property of the Borrower, THI or any of its Subsidiaries except:
     (a) the interest of a lessor under a capital lease or otherwise securing Capital Lease Obligations;

     (b) Liens existing on the Closing Date and described in Schedule 6.2;
     (c) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (d) Liens imposed by law, such as landlords’ carriers’, materialmen’s, processors’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (e) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
     (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, indemnity and appeal and release bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, reservations, rights-of-way, restrictions, survey exceptions, encroachments, covenants, minor defects, irregularities and other similar encumbrances as to real property of the Borrower, THI or any of their Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially detract from the value of the property subject thereto or interfere with the conduct of the business of the Borrower, THI or any of their Subsidiaries conducted at the property subject thereto;
     (h) Liens existing on property or assets at the time of acquisition thereof after the Effective Date by the Borrower or any Subsidiary, provided that (i) such Liens existed at the time of such acquisition and were not created in anticipation thereof, and (ii) any such Lien does not encumber any other property or assets (other than additions thereto and property in replacement or substitution thereof);
     (i) Liens existing on property or assets of a Person which becomes a Subsidiary after the Effective Date; provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, and (ii) any such Lien does not encumber any other property or assets (other than additions thereto and property in replacement or substitution thereof);
     (j) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority or in connection with arbitration proceedings, if appropriate legal proceedings are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, in an aggregate amount not to exceed, when taken together with all Liens securing bonds to stay judgments or in connection with appeals as permitted by Section 6.2(f), Cdn.$25,000,000 at any time outstanding;
     (k) Purchase Money Liens (including Liens to which any property is subject at the time of acquisition thereof) securing purchase money Indebtedness (other than Capital Leases) incurred by the Borrower, THI or any Subsidiary after the Closing Date to finance the acquisition or construction of assets used in its business, if (i) at the time of such incurrence, no Default or Event of Default has occurred and is continuing or would result from such incurrence, (ii) such Indebtedness has a scheduled maturity and is not due on demand, (iii) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired and (iv) such Indebtedness does not exceed Cdn.$50,000,000 in the aggregate outstanding at any time; provided that such Liens shall not apply to any property of the Borrower, THI or any Subsidiary other than that financed (including improvements thereto);
     (l) the title of a lessor in or to property subject to an operating lease or subject to a Sale/Leaseback Transaction);
     (m) Liens (if any) from time to time securing the obligations hereunder;
     (n) municipal and zoning ordinances, which are not violated in any material respect by the existing improvements and the present use made by either Borrower or any Subsidiary of real property;
     (o) customary rights of set off, revocation, refund or chargeback under deposit agreements or under applicable law of banks or other financial institutions where the Borrower, THI or any Subsidiary maintains deposits in the ordinary course of business permitted by this Agreement;
     (p) Liens arising from the granting of a license to any person in the ordinary course of business of the Borrower, THI or any Subsidiary;
     (q) Liens attaching solely to cash earnest money deposits made by the Borrower, THI or any Subsidiary in connection with any letter of intent or purchase agreement entered into by it in connection with a Permitted Acquisition;
     (r) Liens deemed to exist in connection with repurchase agreements and other similar Investments to the extent such Investments are permitted under Section 6.4;
     (s) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder;
     (t) Liens arising in connection with a Permitted Receivables Financing;
     (u) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses, provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets which secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property); and
     (v) other Liens securing Indebtedness in an aggregate amount not to exceed 10% of Consolidated Tangible Net Worth, as determined as of the last day of the most recently completed Fiscal Quarter (but without regard to the proviso in the definition of “Consolidated Tangible Net Worth”) at any time.
     In addition to the foregoing, (i) none of the Borrower, THI nor any Subsidiary shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lenders as collateral for the obligations under this Agreement and the other Loan Documents; provided that any agreement, note, indenture or other instrument may prohibit the creation of a Lien in favor of the Lenders to the extent that and for so long as such Lien is not required to be shared with the Lenders on an equal and ratable basis pursuant to the immediately succeeding clause (ii); and (ii) none of the Borrower, THI nor any Subsidiary shall create, assume or suffer to exist any Lien securing Indebtedness for borrowed money aggregating in excess of Cdn.$25,000,000 (other than any Liens permitted by the provisions of 6.2(a) through (u) above) upon any of its property, whether now owned or hereafter acquired, unless the obligations of the Borrower under this Agreement and the other Loan Documents are secured by such Lien equally and ratably with any and all other such Indebtedness secured thereby for so long as any such other Indebtedness shall be so secured.
6.3 Merger; Dissolution.
     (a) The Borrower and THI will not, and will not permit any Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or except to the extent not restricted by Section 6.4 or 6.5, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Securities of any Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, unless (i) the resulting, successor or acquiring corporation or the Person which otherwise acquires all of the Borrower’s, THI’s or such Subsidiary’s consolidated business or property shall assume, by a writing satisfactory in form and substance to the Lenders, all of the obligations of the Borrower, THI or such Subsidiary under this Agreement and the other Loan Documents, including all covenants herein and therein contained, in which case such resulting, successor or acquiring corporation (or other Person) shall succeed to and be substituted for the Borrower, THI or such Subsidiary; and (ii) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Borrower, THI or such Subsidiary as a result of such transaction as having been incurred by the Borrower, THI or such Subsidiary at the time of such transaction, no Default shall have occurred and be continuing; provided that any Subsidiary may liquidate or dissolve if the board of directors of THI determines in good faith that such liquidation or dissolution is in the best interests of the Credit Parties and the Lenders determine that such liquidation or dissolution is not disadvantageous to the Lenders.
     (b) The Borrower and THI will not, and will not permit any of their Subsidiaries to, engage to any material extent in any material business other than businesses of the type conducted by THI or its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
6.4 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower and THI will not, nor will it permit any of their Subsidiaries to, make or suffer to exist any Investment or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
     (a) Permitted Investments;
     (b) Investments by the Borrower, THI or any Subsidiary in the Borrower, THI or any Subsidiary;
     (c) Investments in Advertising Entities, provided that the aggregate amount of Investments in Advertising Entities made during the period from the Closing Date to the Maturity Date shall not exceed Cdn.$50,000,000;
     (d) other Investments in existence on the Closing Date and described on Schedule 6.4;
     (e) Investments consisting of (a) intercompany asset dispositions to the extent permitted by Section 6.5(b) and (b) intercompany loans and advances permitted by Section 6.1;
     (f) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (g) Investments consisting of deposit accounts maintained by the Borrower, THI or any Subsidiary in the ordinary course of business;
     (h) Investments consisting of partnership or other equity interests in any partnership, joint venture or other Person so long as such partnership, joint venture or Person is in a line of business that does not violate the terms or provisions of Section 6.3(b);
     (i) Acquisitions meeting the following requirements or otherwise approved by the Lenders (each such Acquisition constituting a “Permitted Acquisition”):
(A) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith and, both before and immediately after giving effect to such Acquisition, all of the representations and warranties contained herein shall be true and correct in all material respects (other than the representation and warranty in Section 3.4(b)), unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true and correct in all material respects as of such date; and
(B) the Acquisition is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis and approved by the target company’s board of directors (and shareholders, if necessary) prior to the consummation of the Acquisition; and
(C) the business being acquired shall be in a line of business permitted under Section 6.3(b).
6.5 Sale of Assets. The Borrower and THI will not, nor will it permit any other Subsidiary to, lease, sell or otherwise dispose of its Operating Property to any other Person, except:
     (a) sales of inventory in the ordinary course of business;
     (b) a disposition of assets by the Borrower, THI or a Subsidiary to any Credit Party or a disposition of assets by a Subsidiary which is not a Credit Party to another Subsidiary which is not a Credit Party;
     (c) a disposition, in the ordinary course of business of the Borrower, THI or Subsidiary, of obsolete property or property no longer used in the business of the Credit Parties;
     (d) a disposition of assets by the Borrower, THI or any other Credit Party to a Subsidiary which is not a Credit Party, provided that the assets so disposed do not constitute all or substantially all of the assets of the disposing Borrower, THI or other Credit Party or, when the net sale proceeds are aggregated with the net sale proceeds of all other such dispositions (other than dispositions permitted by Section 6.5(h)) during the twelve month period ending with the month in which any such disposition occurs, more than 15% of Consolidated Tangible Net Worth as determined as at the last day of the most recently completed Fiscal Quarter;
     (e) a lease, sale or other disposition of restaurants (including the lease, sale or other disposition of real property) to franchisees of a Borrower or a Subsidiary or to a joint venture or partnership of which the Borrower, THI or a Subsidiary holds an equity or partnership interest;
     (f) a disposition of assets pursuant to, and in accordance with, the terms of any Permitted Receivables Financing, provided that the aggregate amount of Receivables sold pursuant to Permitted Receivables Financings in any Fiscal Year shall not exceed Cdn.$50,000,000 or the U.S. $ Equivalent thereof;
     (g) sales of loans made by the Borrower, THI or a Subsidiary to franchisees to the extent such loans are permitted by Section 6.4;
     (h) leases, sales or other dispositions of its property prior to January 1, 2006; and
     (i) leases, sales or other dispositions of its property (including Sale/Leaseback Transactions) that, together with the net sale proceeds of all other Operating Property of the

Borrower, THI and the Subsidiaries previously leased, sold or disposed of (other than dispositions otherwise permitted by this Section 6.5) as permitted by this Section 6.5(i) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute more than 15% of Consolidated Tangible Net Worth as determined as at the last day of the most recently completed Fiscal Quarter.
In addition, THI will ensure that the book value of all tangible assets of the Credit Parties which are not Operating Property and which are leased, sold or otherwise disposed of in any Fiscal Year will not exceed an amount equal to 5% of Consolidated Tangible Net Worth determined as at the last day of the most recently completed Fiscal Quarter.
6.6 Restricted Payments. The Borrower and THI will not, and will not permit any Subsidiary to, declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) THI may declare and pay dividends with respect to its Equity Securities payable solely in additional Equity Securities of THI, (b) any Subsidiary may make Restricted Payments to the Borrower, THI or any other Subsidiary, (c) THI may make Restricted Payments that are required to pay federal and state income or franchise Taxes due and payable with respect to the income of THI and (d) THI may make Restricted Payments if, at the time of and immediately after giving effect to any such Restricted Payment, THI is in compliance with the financial covenants in Section 5.11 and no other Default shall have occurred and be continuing.
6.7 Transactions with Affiliates. The Borrower and THI will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favourable to the Borrower, THI or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between the Borrower, THI and any Subsidiary, or between Subsidiaries, and in any such case not involving any of their other Affiliates, (c) any Restricted Payment permitted by Section 6.6 or any transaction contemplated by the Separation Agreements, and (d) any asset disposition permitted by Section 6.5(d).
6.8 Restrictive Agreements. The Borrower and THI will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on its ability (a) to pay dividends or make any other distribution on its stock or other ownership interests; provided that this clause (a) shall not prevent THI or its Subsidiaries from agreeing to any such encumbrance or restriction of their ability to pay dividends or make any other distribution on their stock or other ownership interests to any Person which is not a Credit Party, (b) to pay any Indebtedness or other obligation owed to any of the Borrower, THI or any Subsidiary, (c) to make loans or advances or other Investments in any of the Borrower, THI or any Subsidiary or (d) to sell, transfer or otherwise convey any of its property to any of the Borrower, THI or any Subsidiary, in each case, other than (i) restrictions imposed by this Agreement or in respect of the Senior Facilities, (ii) customary restrictions and conditions contained in agreements relating to the sale of, assets, capital stock or other equity interests pending such sale, provided that such restrictions and conditions apply only to the, assets, capital stock or other equity interests that is to be sold and such sale shall be permitted hereunder, (iii) restrictions imposed by applicable law, (iv) restrictions imposed by the holder of a Lien permitted by Section 6.2 solely on the transfer of assets subject thereto, (v) any encumbrance or restriction with respect to a Subsidiary of the Borrower pursuant to an agreement relating to any Indebtedness issued or incurred by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary of the Borrower or was acquired by the Borrower and outstanding on such date, or (vi) any such encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses, to the extent such provisions restrict the transfer of the lease or license, as applicable.
6.9 Fiscal Periods. THI will not change the manner in which it determines the end of its Fiscal Quarters or its Fiscal Year (as set forth in the definitions of such terms in Section 1.1).
ARTICLE 7
EVENTS OF DEFAULT
7.1 Events of Default. If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) above) payable under this Agreement, when and as the same shall become due and payable and such failure shall continue unremedied for a period of five (5) days after the same shall have become due and payable;
     (c) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed to be made, and if the circumstances giving rise to such incorrect representation and warranty are capable of rectification, such circumstances are not rectified in a manner which renders such representation no longer incorrect within 10 days after the applicable Credit Party becomes aware of the incorrect representation and warranty;
     (d) the Borrower or THI shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(f)(ii) (notice of Default or Event of Default), 5.2 (Borrower’s existence), 5.7 (use of proceeds), 5.11 (financial covenants) or in Article 6;
     (e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) above) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from any Lender to the Borrower (which notice will be given at the request of any Lender);
     (f) any Credit Party shall fail to make any payment whether of principal or interest, and regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable and, in the case of any failure to pay any amount other than principal, such failure continues after the applicable grace period if any, specified in the agreement relating to such Material Indebtedness;
     (g) any event or condition occurs (including any “amortization event”, “termination event” or other similar event under any Receivables Purchase Facility) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.1(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as the proceeds of such sale or transfer are sufficient to, and are applied to, reduce such secured Indebtedness;
     (h) any Credit Party:
(i)	becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii)	commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);

(iii)	institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)	applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)	takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(h) or in Section 7.1(i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof,
     (i) any petition is filed, application made or other proceeding instituted against or in respect of any Credit Party:
(i)	seeking to adjudicate it an insolvent;

(ii)	seeking a receiving order against it;

(iii)	seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity; or

(iv)	seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;
and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Credit Party thereunder in the interim, such grace period will cease to apply, and provided further that if such Credit Party files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;
     (j) any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.1(h) or (i);
     (k) one or more judgments for the payment of money in a cumulative amount in excess of Cdn.$25,000,000 (or its then equivalent in any other currency) in the aggregate is rendered against any one or more of the Credit Parties and they have not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;
     (l) any property of any Credit Party having a fair market value in excess of Cdn.$25,000,000 (or its then equivalent in any other currency) in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distraint), or any Lien thereon securing Indebtedness in excess of Cdn.$25,000,000 (or its then equivalent in any other currency) is enforced, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of any Credit Party or the property of any of them, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, continues in effect and is not released or discharged for more than 30 days or such longer period during which entitlement to the use of such property continues with the such Credit Party, and such Credit Party is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of such Credit Party, or is sold, in the interim, such grace period will cease to apply;
     (m) this Agreement, any other Loan Document or any material obligation or other provision hereof or thereof at any time for any reason is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Credit Party;
     (n) a Change of Control shall occur;
     (o) the Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate an amount which, if required to be paid, could reasonably be expected to have a Material Adverse Effect or any Reportable Event shall occur in connection with any Single Employer Plan which could reasonably be expected to have a Material Adverse Effect.
     (p) THI or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by THI or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), could reasonably be expected to have a Material Adverse Effect; or
     (q) THI or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of THI and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased, in the aggregate, over the amounts contributed to such Multiemployer Plans for the respective plan years of such Multiemployer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount which could reasonably be expected to have a Material Adverse Effect;
then, and in every such event (other than an event with respect to the Borrower or THI described in clause (h), (i) or (j) above), and at any time thereafter during the continuance of such event, any Lender may, by notice to the Borrower and any other Lender, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set out earlier in this paragraph, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower or THI described in clause (h), (i) or (j) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, and Cover for any outstanding Bankers Acceptances, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE 8
THE LENDERS
8.1 Agreement of Lenders. Where the consent of the Lenders is a requirement hereunder the consent of all Lenders shall be required.
ARTICLE 9
MISCELLANEOUS
9.1 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:
     (i) if to the Borrower, THI or any other Credit Party:
Tim Hortons Inc.
4288 West Dublin Grainville Road
Dublin, OH 43017
Attention: Corporate Secretary
Facsimile: (614) 764-3243
The TDL Group Corp.
874 Sinclair Road

Oakville, Ontario
L6K 2Y1
Attention: General Counsel
Facsimile: 905-845-2931
     (ii) if to the Lenders:
JPMorgan Chase Bank, N.A., Toronto Branch
200 Bay Street, Suite 1800
Royal Bank Plaza, South Tower
Toronto, Ontario M5J 2J2
Attention: Christine Chan
Facsimile: (416) 981-9138
Royal Bank of Canada
Address: 20 King Street West, 7th Floor
Toronto, Ontario, M5H 1C4
Attention: Loan Funding Officer
Facsimile: (416) 974-8119
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lenders; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Lenders. Any Lender or the Borrower may, in its discretion, agree to accept notices and other communication to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
9.2 Waivers; Amendments.
     (a) No failure or delay by any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or THI therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Lender may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any other Loan Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lenders (and for greater certainty, any such waiver, amendment or modification shall not require any consent or other agreement of any Credit Party other than the Borrower, notwithstanding that any such Credit Party may be a party to this Agreement or any other Loan Document).
9.3 Expenses; Indemnity; Damage Waiver.
     (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Lender and its Affiliates, including the reasonable fees, charges and disbursements of one set of Canadian counsel and one set of U.S. counsel for the Lenders and all applicable Taxes, in connection with the preparation and administration of this Agreement and the other Loan Documents, and in connection with any replacement agreement requested by the Borrowers in accordance with Section 9.4(f), (ii) all reasonable out of pocket expenses incurred by each Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for each Lender and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Loan Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) all out-of-pocket expenses incurred by any Lender, including the fees, charges and disbursements of any counsel for any Lender and all applicable Taxes, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) The Borrower shall indemnify each Lender, as well as each Related Party and each assignee of any of the foregoing Persons (each such Person and each such assignee being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all obligations, penalties, judgments, suits, cost, losses, claims, actions, damages, expenses and liabilities of whatsoever nature or kind and all reasonable out-of-pocket expenses and all applicable Taxes to which any Indemnitee may become subject arising out of or in connection with (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by THI, the Borrower or any Subsidiary, or any Environmental Liability related in any way to THI ,the Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (v) any other aspect of this Agreement and the other Loan Documents, or (vi) the enforcement of any Indemnitee’s rights hereunder and any related investigation, defence, preparation of defence, litigation and enquiries, in each case regardless of whether or not the Acquisition is consummated; provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a non-appealable judgment of a court of competent jurisdiction to arise from (i) the willful misconduct, bad faith or gross negligence of such Indemnitee, (ii) an Indemnitee’s willful breach of express duties or obligations under this Agreement or the Loan Documents, or (iii) any dispute, claim or other matter between or among the Lenders. If any action shall be brought against any Indemnitee with respect to which indemnification may be sought against the Borrower under this Agreement, the Indemnitee shall promptly notify the Borrower in writing and the Borrower shall, if requested by the Indemnitee or if the Borrower desire to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee and payment of all reasonable fees and expenses. The failure to so notify the Borrower shall not affect any obligations the Borrower may have to the Indemnitee under this Agreement or otherwise unless (and then only to the extent that) the Borrower is materially adversely affected by such failure. The Indemnitee shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee, unless (i) the Borrower has failed to assume the defense and employ counsel reasonably satisfactory to the Indemnitee, or (ii) the named parties to any such action (including any impleaded parties) include the Indemnitee and the Borrower, and the Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Borrower, in which case, if such Indemnitee notifies the Borrower in writing that it elects to employ separate counsel at the Borrower’s expense, the Borrower shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnitee; provided, however, that the Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by the Lenders. The Borrower shall not be liable for any settlement of any such action effected without the Borrower’s written consent (which shall not be unreasonably withheld) and the Borrower agrees to indemnify and hold harmless the Indemnitees from and against any loss or liability by reason of settlement of any action effected with the Borrower’s consent. In addition, the Borrower will not, without the prior written consent of the applicable Indemnitee, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any indemnified applicable person is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of the Indemnitees and/or their respective affiliates, satisfactory in form and substance to the Indemnitees and/or their respective affiliates, from all liability arising out of such action, claim, suit or proceeding.

     (c) The Borrower, THI and each Indemnitee shall not assert, and hereby waives (to the fullest extent permitted by applicable Law), any claim against any Indemnitee or any Credit Party, respectively, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document, or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.
     (d) Any inspection of any property of any Credit Party made by or through any Lender or any Lender is for purposes of administration of the Credit only, and no Credit Party is entitled to rely upon the same (whether or not such inspections are at the expense of the Borrower).
     (e) By accepting or approving anything required to be observed, performed, fulfilled or given to any Lender pursuant to the Loan Documents, the Lenders shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by any Lender.
     (f) The relationship between the Borrower and the Lenders is, and shall at all times remain, solely that of borrower and lenders. The Lenders shall not under any circumstance be construed to be partners or joint venturers of the Borrower, THI or their Affiliates. The Lenders shall not under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower, THI or their Affiliates, or to owe any fiduciary duty to any of the Borrower, THI or their Affiliates. The Lenders do not undertake or assume any responsibility or duty to the Borrower, THI or their Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower, THI or their Affiliates of any matter in connection with their property or the operations of the Borrower, THI or their Affiliates. The Borrower, THI and their Affiliates shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lenders or the Lenders in connection with such matters is solely for the protection of the Lenders, and neither the Borrower nor any other Person is entitled to rely thereon.
     (g) The Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of any Credit Party and/or its Affiliates and the Borrower hereby indemnifies and holds the Lenders harmless on the terms set out in Section 9.3(b) from any such loss, damage, liability or claim.
     (h) This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower, THI and the Lenders in connection with the Loans, and is made for the sole benefit of the Borrower, THI, the Lenders and each Lender’s successors and assigns. Except as provided in Sections 9.3(b) and 9.4, no other Person shall have any rights of any nature hereunder or by reason hereof.

     (i) All amounts due under this Section 9.3 shall be payable not later than five (5) Business Days after written demand therefor.
9.4 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may assign to one or more assignees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignee) all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate or an Approved Fund of any Lender, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); and provided further that the Borrower’s consent shall not be required with respect to any assignment made at any time after the occurrence and during the continuance of an Event of Default, (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an Approved Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption relating to such assignment is delivered to the Lenders) shall not be less than Cdn.$5,000,000, unless the Borrower and the Lenders otherwise consent in writing and the amount held by each Lender after each such assignment shall not be less than Cdn.$5,000,000, unless the Borrower and the Lenders otherwise consent in writing, (iii) the parties to each assignment shall execute and deliver an Assignment and Assumption; (iv) provided that no Default or Event of Default has occurred and is continuing, in the case of an assignment of a Commitment or a Loan by a Canadian Resident Lender to a Foreign Lender, such Foreign Lender shall not be entitled to require any payment under Section 2.14(a)(i) or Section 2.14(c) as a result of any Canadian withholding tax which may be exigible in respect of any payment of interest by the Borrower to such Foreign Lender hereunder. From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have all of the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and

Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections2.12, 2.13, 2.14 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(e).
     (c) Any Lender may, without notice to the Borrower or the consent of the Borrower, or the other Lenders sell participations to one or more Persons (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to Section 9.4(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 9.4(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
     (d) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.
     (e) Any assignment or grant of a participation pursuant to Section 9.4 shall constitute neither a repayment by the Borrower to the assigning or granting Lender of any Loan included therein, nor a new advance of any such Loan to the Borrower by such Lender or by the Assignee or Participant, as the case may be. The parties acknowledge that the Borrower’s obligations hereunder with respect to any such Loans will continue and will not constitute new obligations as a result of such assignment or participation.
     (f) Without limiting the assignment rights contemplated by this Section 9.4, if any Lender has assigned a portion of its rights and obligations under this Agreement, the Borrower shall have the right, upon reasonable written notice to the Lenders, to require that the Lenders enter into an agreement which would amend and restate this Agreement upon substantially the same terms as this Agreement, except that such agreement shall contemplate a syndicated lending structure, as set forth in the credit agreement governing the Senior Facilities (with J.P. Morgan Chase Bank, N.A., Toronto Branch, as administrative agent), rather than the “club deal” structure contemplated by this Agreement.
9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. All indemnities contained in Sections 2.12, 2.13, and 2.14 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Lenders and when the Lenders shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed original counterpart of a signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed original counterpart of this Agreement.
9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
9.8 Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set off) which such Lender may have and such Lender agrees to promptly notify the Borrower and the other Lenders after any such set off; provided that any failure or delay in providing any such notice shall not affect the validity of any such action. Nothing in this Section 9.8 shall allow for a set-off of deposits of the Borrower against obligations of THI.
9.9 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) This Agreement shall be construed in accordance with and governed by the Laws of the Province of Ontario.
     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Courts of the Province of Ontario, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or any other Loan Document or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in Ontario. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or their properties in the courts of any other jurisdiction.
     (c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 9.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
9.12 Confidentiality. Each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates, directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or other Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of either Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all non-public information received from the Borrower or THI relating to the Borrower, THI any of their Subsidiaries, or their respective business, other than any such information that is available to any Lender on a non-confidential basis prior to disclosure by the Borrower or THI. With respect to the disclosures made under clauses (b) and (c) above (other than in connection with customary examinations by bank regulators), each Lender agrees to give the Borrower written notice as soon as practicable after learning that disclosure must be made, describing the Information that will be disclosed and the approximate date of disclosure. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with such Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address:	THE TDL GROUP CORP., as Borrower

Attention:
Facsimile No.:	By:	/s/ Donald B. Schroeder

	Name:	Donald B. Schroeder
	Title:	Executive Vice President

By:

Name:
Title:

Address:	TIM HORTONS., as Guarantor

Attention:
Facsimile No.:	By:	/s/ Jonathan F. Catherwood

	Name:	Jonathan F. Catherwood
	Title:	Vice President

By:

Name:
Title:

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address:	JPMORGAN CHASE BANK, N.A.,
TORONTO BRANCH, as Lender

Attention:
Facsimile No.:	By:	/s/ Christine Chan

	Name:	Christine Chan
	Title:	Vice President

By:

Name:
Title:

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address:	ROYAL BANK OF CANADA, as Lender

	By:	/s/ Sandra S. Leokoff

	Name:	Sandra S. Leokoff
	Title:	Attorney-in-fact

By:

Name:
Title: